As filed with the Securities and Exchange Commission on September 15, 1995.

                                        Registration No. 33-________


                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                               FORM S-3
                       REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1933

                        KINARK CORPORATION
        (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                           71-0268502
     (State or Other Jurisdiction       (I.R.S. Employer
     of Incorporation or Organization)  Identification Number)

                              7060 SOUTH YALE
                         TULSA, OKLAHOMA  74136
                              (918) 494-0964
     (Address, Including Zip Code and Telephone Number, Including
        Area Code, of Registrant's Principal Executive Offices)

                              PAUL R. CHASTAIN
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              7060 SOUTH YALE
                          TULSA, OKLAHOMA  74136
                              (918) 494-0964
     (Name, Address, Including Zip Code, and Telephone Number, Including
                         Area Code, of Agent for Service)

                                   COPY TO:
                              Paul A. Quiros, Esq.
                    Nelson Mullins Riley & Scarborough, L.L.P.
                         1201 Peachtree Street, Suite 2200
                            Atlanta, Georgia  30361
                                 (404) 817-6000
                              (404) 817-6050 (Fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

     If the only securities being registered in this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                                                CALCULATION OF REGISTRATION FEE
Title of Each Class ofAmount to beProposed MaximumProposed MaximumAmount of
Securities to be RegisteredRegisteredPrice Per Share<F1>Aggregate Offering Price<F1>Registration Fee
Common Stock, $.10 par value5,619,615$2.00   $11,239,230         $3,875.60

<F1>  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

                                KINARK CORPORATION

                    Cross Reference Sheet Between Items in Part I of
                               Form S-3 and the Prospectus


Item Number and Caption                 Prospectus Caption

1.   Front of Registration Statement
     and Outside Front Cover Page of
     Prospectus                         Outside Front Cover Page

2.   Inside Front and Outside Back
     Cover Pages of Prospectus          Inside Front and Outside
                                        Back Cover Pages
3.   Summary Information, Risk
     Factors and Ratio of Earnings
     to Fixed Charges                   Summary; Risk Factors; Summary Pro
                                        Forma and Selected Financial Data

4.   Use of Proceeds                    Use of Proceeds

5.   Determination of Offering Price    Outside Front Cover Page; Risk Factors

6.   Dilution                           *

7.   Selling-Security Holders           *

8.   Plan of Distribution               Outside Front Cover Page; Summary; The
                                        Rights Offering

9.   Description of Securities to
     Be Registered                      Description of Capital Stock

10.  Interests of Named Experts
     and Counsel                        Legal Matters; Experts

11.  Material Changes                   Summary; Business Strategy; The
                                        Acquisition; Description of
                                        Subordinated Financing

12.  Incorporation of Certain
     Information by Reference           Inside Front Cover Page; Description of
                                        Capital Stock

13.  Disclosure of Commission
     Position on Indemnification
     for Securities Act Liabilities     *

*Omitted because answer is negative or not applicable
               SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 1995

PROSPECTUS AND PROXY STATEMENT

KINARK
CORPORATION
5,619,615 COMMON SHARES

     Kinark Corporation ("Kinark" or the "Company") is distributing to holders of record as of the close of business on ________________, 1995 (the "Record Date"), of its common stock, $.10 par value per share (the "Common Stock"), three nontransferable rights (each, a "Right") for each two shares of Common Stock held on the Record Date, with each such Right entitling the holder thereof to subscribe for and purchase one share of Common Stock (the "Basic Subscription Privilege") for a price of $2.00 per share (the "Subscription Price"). The Rights will expire at 5:00 p.m. New York City time, on ____________, 1995, unless extended as described herein (the "Expiration Date"). Each Right also carries with it the right to subscribe at the Subscription Price for additional shares that are not otherwise purchased through the exercise of Rights in an aggregate amount up to 50% of the shares that the holder is entitled to purchase under the Basic Subscription Privilege (the "Oversubscription Privilege"). The number of Rights distributed to each holder of Common Stock will be rounded down to the nearest whole number. No fractional rights will be distributed, no fractional shares of Common Stock will be issued, and no cash in lieu thereof will be paid. The Rights are evidenced by nontransferable Subscription Certificates (the "Subscription Certificates") distributed to holders of record on the Record Date with this Prospectus. Pursuant to agreements with the Company, certain directors of the Company have agreed to purchase not less than $1,750,000 of the Common Stock (or 15.6% of the shares offered hereby) at the Subscription Price (the "Purchase Commitment"). See "The Rights Offering - Purchase Commitment." ONCE A HOLDER HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. HOLDERS EXERCISING RIGHTS SHOULD COMPLETE AND RETURN THEIR SUBSCRIPTION CERTIFICATE(S) WITH PAYMENT OF THE SUBSCRIPTION PRICE PROMPTLY TO INSURE TIMELY RECEIPT AND THE COLLECTION OF ANY FUNDS PRIOR TO THE EXPIRATION DATE.

     The proceeds of this offering (the "Rights Offering"), together with other sources of funds available to the Company, will be used by the Company to acquire for $8,321,200 all of the capital stock (the "Acquisition") of Rogers Galvanizing Company ("Rogers"), to pay related fees and expenses, and for general corporate purposes. Additional financing for the Acquisition will be provided, to the extent necessary, by the issuance of up to $4,000,000 principal amount of Senior Secured Subordinated Notes (the "Notes") to a family investment company (the "Investor") controlled by Michael T. Crimmins, Chairman of the Board of the Company, pursuant to a securities purchase agreement (the "Subordinated Financing Agreement"). Completion of the Rights Offering is contingent upon satisfaction or waiver of a number of conditions, including the determination by the Board of Directors of the Company that sufficient financing is available to permit the Company to consummate the Acquisition. In the event the conditions to the Rights Offering have not been satisfied by _______________, 1995, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. See "The Acquisition," "Description of Subordinated Financing," and "Use of Proceeds."

[The following paragraph appears sideways along the left-hand margin of this page in red ink.]
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

     This document contains two parts: a Prospectus of the Company with respect to the shares of Common Stock issuable upon the exercise of the Rights, and a Proxy Statement with respect to the solicitation of proxies (the "Proxies") by the Board of Directors of the Company for a special meeting of stockholders to be held on ________________, 1995 (the "Special Meeting"), for the purpose of voting on an amendment to the Restated Certificate of Incorporation of the Company to increase the number authorized shares of the Common Stock from 12,000,000 to 18,000,000, and to approve the issuance of certain warrants and underlying shares of Common Stock to be issued to the Investor pursuant to the Subordinated Financing Agreement. The Proxy Statement begins on page P-1 hereof. A proxy with respect to the matters to be considered at the Special Meeting is enclosed with the Proxy Statement. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED.

     The Company's Common Stock is listed on the AMEX under the symbol "KIN." The last reported sales price of the Common Stock on ________________, 1995, was $_______ per share. The Company anticipates that the shares of Common Stock issued upon the exercise of the Rights will be approved for trading on the AMEX.

     PRIOR TO DECIDING TO EXERCISE RIGHTS AND PURCHASE SHARES OF THE COMMON STOCK, POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH IN "RISK FACTORS" ON PAGE 12 IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. STOCKHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS IN FULL WILL SUFFER SIGNIFICANT DILUTION IN THEIR PROPORTIONATE INTEREST IN THE EQUITY OWNERSHIP AND VOTING POWER OF THE COMPANY. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   Underwriting Discounts   Proceeds to the
               Price to Public     and Commissions(1)       Company(2)
Per Share      $2.00               N/A                      $2.00
Total          $11,239,230         N/A                      $11,239,230

(1) See "Plan of Distribution" for information with respect to certain contingent fees payable by the Company to Morrow & Co., Inc., the Information Agent for the Rights Offering and solicitation of the Proxies.

(2) Before deducting expenses of the offering payable by the Company, estimated to be $385,000.

The date of this Prospectus and Proxy Statement is _______________, 1995.
                    AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the American Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company may be inspected at the office of the American Stock Exchange Inc., 86 Trinity Place, New York, New York 10006. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.


               DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission under the Exchange Act are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1994;
(b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, and June 30, 1995; and (c) the Company's Current Report on Form 8-K dated March 31, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM MORROW & CO., INC., 909 THIRD AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022-4799 (TELEPHONE (800) ___- ____).
                                PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Pursuant to the Stock Purchase Agreement dated as of August 3, 1994, as amended (the "Rogers Agreement"), by and among the Company and The C.L. Simpson Inter Vivos Revocable Trust and The Alta Rogers Simpson Inter Vivos Revocable Trust (collectively, the "Trusts"), the Company and the Trusts have agreed that the Company will acquire 51.2% of the capital stock (the "Trust Stock") of Rogers from the Trusts. In addition, the Company has agreed to offer to purchase the remaining shares of Rogers from its minority stockholders at the same price per share paid for the Trust Stock. The Company cannot determine how many minority stockholders of Rogers will accept the Company's offer, but for purposes of pro forma financial information appearing herein, all of the Rogers capital stock is assumed to be purchased.

                                    THE COMPANY

     The Company is currently a diversified company conducting business in three market segments: galvanizing, specialty chemicals, and chemical storage and distribution. The Company operates its galvanizing business through Boyles Galvanizing Company, a wholly-owned subsidiary ("Boyles"). Boyles engages principally in hot dip galvanizing, a process in which iron and steel products are immersed in molten zinc to create an alloyed metal surface which is highly resistant to oxidation or corrosion (rusting). The Company is presently expanding its galvanizing business through its proposed acquisition of Rogers (the "Acquisition"). Through its wholly-owned subsidiary, Lake River Corporation ("Lake River"), the Company engages in the bulk storage of chemicals. Lake River, located in Chicago, has 235 tanks providing 43 million gallons of liquid storage capacity and 520,000 square feet of warehouse capacity. Lake River also operates bag and drum filling lines for integrated storage, formulating, packaging and distribution of chemicals. Through its wholly-owned specialty chemicals subsidiary, Kinpak, Inc. ("Kinpak"), the Company engages in the production and packaging of antifreeze, windshield washer fluid and household cleaning products. The Company has announced plans to divest Kinpak, but there can be no assurance as to the timing of any such divestiture or the net proceeds thereof. The Company is also evaluating the future prospects of Lake River as a subsidiary of the Company.

     The Company was incorporated under the laws of the State of Delaware in 1955. The mailing address of the Company's executive offices is P.O. Box 1499, Tulsa, Oklahoma 74101-1499. Its telephone number is (918) 494-0964.

                                BUSINESS STRATEGY

     A key part of the Company's business strategy is to grow its galvanizing business. The Acquisition will significantly increase the Company's share of the central midwestern United States independent galvanizing market, and management believes that the combined company will have the largest share of this market in the four-state region comprised of Missouri, Kansas, Oklahoma and Arkansas. Based on the pro forma combined results of the Company for the most recently completed fiscal year, management expects the Acquisition to increase substantially the revenues and earnings of the Company's galvanizing
operations.   Management believes that this increased market share should provide for greater versatility of service, optimization of production, strengthened price leadership and enhanced profitability. In addition, the Acquisition should provide the Company with greater financial and managerial resources which will enhance the Company's ability to make future acquisitions of independent galvanizing operations. Also, Rogers has recently entered into a letter of intent to purchase the operations of a small galvanizing company in a complementary geographic market. See "Business Strategy."

                                THE ACQUISITION

     Pursuant to the Rogers Agreement, the Company will acquire the Trust Stock from the Trusts for $4,260,000 in cash. As part of the Rogers Agreement, the Company has agreed to offer to purchase the remaining outstanding shares of capital stock of Rogers from its minority stockholders for cash at a price per share equivalent to that paid to the Trusts for the Trust Stock. If all shares of Rogers are purchased at the proposed price per share the total acquisition price will be $8,321,200. The acquisition of the Trust Stock will trigger certain change in control provisions of an existing life insurance premium payment arrangement between Rogers and its former Chairman requiring acceleration of those payments. Giving effect to those payments and the payment of related fees and expenses, the total acquisition cost is estimated to be approximately $9,600,000. These payments will be financed by the proceeds of the Rights Offering, and, to the extent necessary, the proceeds of the Notes. If sufficient funds are not available to complete the Acquisition, no shares will be sold in this offering and all subscription payments will be returned promptly, without interest or deduction. The conditions to the acquisition of the Trust Stock include the settlement or favorable determination of litigation by certain beneficiaries of the Trusts which seeks to prevent the Acquisition, the absence of a material adverse change in the business of Rogers, and the delivery of certain standard closing documents. There can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the appropriate party. See "Summary Pro Forma and Selected Consolidated Financial Information" and "The Acquisition."


                          THE RIGHTS OFFERING


Rights Each stockholder of the Company will receive three nontransferable rights (the
                              "Rights") for each two shares of
                              the Common Stock held by such
                              holder as of the close of
                              business on ______________, 1995
                              (the "Record Date").  The number
                              of Rights distributed to each
                              holder will be rounded down to
                              the nearest whole number and no
                              fractional rights, fractional
                              shares of Common Stock or cash
                              will be distributed or paid in
                              lieu thereof.  An aggregate
                              maximum of 5,619,615 Rights will
                              be distributed pursuant to the
                              Rights Offering.  The Rights are
                              evidenced by nontransferable
                              Subscription Certificates (the
                              "Subscription Certificates").

Subscription Price            $2.00 in cash per share of Common
                              Stock subscribed for pursuant to
                              the Basic Subscription Privilege
                              or the Oversubscription Privilege
                              (the "Subscription Price").

Basic Subscription Privilege  Each Right entitles the holder thereof to purchase one share of
                              Common Stock upon payment of the
                              Subscription Price (the "Basic
                              Subscription Privilege").  See
                              "The Rights Offering
                              Subscription Privileges."

Oversubscription Privilege    Each holder of Rights who elects
                              to exercise the Basic
                              Subscription Privilege is also
                              entitled to subscribe for
                              additional shares of Common Stock
                              upon payment of the Subscription
                              Price in an aggregate amount up
                              to 50% of the shares that the
                              holder is entitled to purchase
                              under the Basic Subscription
                              Privilege (the "Oversubscription
                              Privilege").  If the number of
                              shares of Common Stock available
                              after satisfaction of all
                              subscriptions pursuant to the
                              exercise of the Basic
                              Subscription Privilege (the
                              "Excess Shares") is insufficient
                              to satisfy fully all elections to
                              exercise the Oversubscription
                              Privilege, the Excess Shares will
                              be allocated pro rata among
                              holders who exercise their
                              Oversubscription Privilege based
                              on the respective numbers of
                              shares of Common Stock subscribed
                              by such holders pursuant to
                              exercise of the Basic
                              Subscription Privilege.  See "The
                              Rights Offering - Subscription
                              Privileges."

Purchase Commitment           Pursuant to agreements with the
                              Company, certain directors of the
                              Company have agreed to exercise
                              their Rights and purchase not
                              less than 875,000 shares (or
                              15.6% of the shares in this
                              Offering) at the Subscription
                              Price, or an aggregate of
                              $1,750,000 (the "Purchase
                              Commitment").  The Purchase
                              Commitment could have the effect
                              of increasing the proportionate
                              ownership of the Company by such
                              directors.  See "The Rights
                              Offering - Purchase Commitment."

Non-Transferability of
Rights                        The Rights are nontransferable.

Record Date                   ________________, 1995, at 5:00
                              p.m. New York City time.
Expiration Date               ________________, 1995, at 5:00
                              p.m. New York City time, unless
                              extended (the "Expiration Date").
                              The Expiration Date will not be
                              extended beyond ____________,
                              1995, and if the conditions to
                              the Rights Offering have not been
                              satisfied by ____________, 1995,
                              or the Rights Offering is
                              otherwise terminated, all
                              subscription payments will be
                              returned promptly, without
                              interest or deduction.  See "The
                              Rights Offering - Expiration
                              Date."

Procedure for Exercising
Rights Rights may be exercised by the holder by properly completing and signing the Subscription
                              Certificate evidencing those
                              Rights and forwarding such
                              Subscription Certificate (or
                              following the Guaranteed Delivery
                              Procedures described herein),
                              with payment of the Subscription
                              Price for each share of Common
                              Stock subscribed for pursuant to
                              the Basic Subscription Privilege
                              and the Oversubscription
                              Privilege, to Mellon Securities
                              Transfer Services (the
                              "Subscription Agent") on or prior
                              to the Expiration Date.  If the
                              mail is used to forward
                              Subscription Certificates, it is
                              recommended that insured,
                              registered mail be used.  No
                              interest will be paid on funds
                              delivered in payment of the
                              Subscription Price.  ONCE A
                              HOLDER HAS EXERCISED ANY RIGHTS,
                              SUCH EXERCISE MAY NOT BE REVOKED.
                              See "The Rights Offering -
                              Exercise of Rights."

Procedure for Exercising
 Rights by Foreign and
 Certain Other Stockholders   Subscription Certificates will
                              not be mailed to holders of
                              Common Stock whose addresses are
                              outside the United States or who
                              have an APO or FPO address, but
                              will be held by the Subscription
                              Agent for their account.  To
                              exercise the Rights represented
                              thereby, such holders must
                              contact the Subscription Agent on
                              or prior to 5:00 p.m. New York
                              City time, on ________________,
                              1995.  See "The Rights Offering -
                              Foreign and Certain Other
                              Stockholders."

Persons Holding Common Stock
and Wishing to Exercise
Rights Through Others         Persons holding Common Stock and
                              receiving the Rights distributed
                              with respect thereto through a
                              broker, dealer, commercial bank,
                              trust company or other nominee
                              should contact the appropriate
                              institution or nominee and
                              request it to effect the
                              transactions for them.  See "The
                              Rights Offering - Exercise of
                              Rights."

Issuance of Common Stock      Certificates representing shares
                              of the Common Stock purchased
                              pursuant to the valid exercise of
                              the Rights will be delivered to
                              subscribers as soon as
                              practicable after the Expiration
                              Date and the conditions to the
                              Rights Offering have been
                              satisfied and, in the case of the
                              exercise of the Oversubscription
                              Privilege, after all prorations
                              have been effected.  See "The
                              Rights Offering - Subscription
                              Privileges."

Subscription Agent            Mellon Securities Transfer
                              Services.

Information Agent             Morrow & Co., Inc. (Telephone
                              number: (800) ___-____).
Common Stock to be
Outstanding After the
Rights Offering               The exact number of shares
                              outstanding after completion of
                              the Rights Offering depends upon
                              the number of shares sold herein.
                              Two scenarios are presented:  (i)
                              9,486,025 shares assuming the
                              issuance of 100% of the shares
                              offered hereby (including 120,000
                              shares issuable upon the exercise
                              of the Warrants) (the "100%
                              Case"), and (ii) 8,826,217 shares
                              assuming the issuance of
                              2,809,807 (or 50%) of the shares
                              offered hereby (including
                              2,270,000 shares issuable upon
                              exercise of the Warrants) (the
                              "50% Case").

AMEX Symbol for the Common
Stock                         KIN

Use of Proceeds               The net proceeds from the sale of
                              the Common Stock in the Rights
                              Offering, together with the
                              proceeds from the sale of the
                              Notes to the Investor, will be
                              used by the Company to finance
                              the Acquisition, pay related fees
                              and expenses and for general
                              corporate purposes.  See "Use Of
                              Proceeds," "The Acquisition" and
                              "Description of Subordinated
                              Financing."

Conditions to the Rights
Offering                      The issuance of shares pursuant to
                              the Rights Offering is subject to a
                              number of conditions, including (i)
                              the approval by the stockholders at
                              the Special Meeting of the increase
                              in the authorized number of shares of
                              the Common Stock and the issuance of
                              the Warrants and Warrant Shares, (ii)
                              the absence of any suit or other action
                              seeking to enjoin the Rights Offering
                              or the Acquisition, (iii) the
                              determination by the Board of Directors
                              of the Company that sufficient funds
                              are available to the Company from the
                              proceeds of the Rights Offering, the
                              sale of the Notes and other sources to
                              enable it to complete the Acquisition,
                              and (iv) the determination by the Board
                              of Directors of the Company that all of
                              the conditions to the Acquisition have
                              been or are expected to be satisfied
                              or, if not satisfied, waived.  In the
                              event that the foregoing conditions to
                              the Rights Offering have not been
                              satisfied by _________, 1995, or the
                              Rights Offering is otherwise
                              terminated, all subscription payments
                              will be returned promptly, without
                              interest or deduction.  See "The Rights
                              Offering - Conditions to the Rights
                              Offering."

Amendments and Termination    The Company may extend the Rights
                              Offering and otherwise amend the terms
                              of the Rights Offering or terminate the
                              Rights Offering at any time prior to
                              the Expiration Date or thereafter if
                              the conditions to the Rights Offering
                              have not been satisfied.  See "The
                              Rights Offering - Amendment and
                              Termination."

Risk Factors                  A purchase of the Common Stock
                              involves a substantial degree of
                              risk.  See "Risk Factors" for
                              certain factors that a potential
                              investor should carefully
                              consider.

       SUMMARY PRO FORMA AND SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

     The Company's pro forma combined financial data set forth below and on the following page should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere herein. Such pro forma data do not purport to present the financial position or results of operations of the Company had the transactions assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected in the future. The pro forma combined financial data have been prepared showing the elimination of the Company's wholly-owned specialty chemicals subsidiary, Kinpak, as a continuing operation, and the acquisition of all of the capital stock of Rogers, and are presented assuming the acquisition is funded either (i) entirely by the proceeds of the sale of all of the shares offered hereby (the "100% Case") or (ii) by the sale of 2,809,807 of the shares offered hereby (or 50% of the total shares offered) and the sale of all of the Notes to the Investor (the "50% Case"). The summary historical data presented below and on the following pages have been derived from the Company's Consolidated Financial Statements and notes thereto incorporated by reference herein and Rogers' Consolidated Financial Statements and notes thereto included elsewhere herein, and should be read in conjunction therewith.

Pro Forma

                                                            For the Six Months Ended June 30, 1995
                                                    Kinark                100% Case<F2>           50% Case<F3>
                         Kinark     Kinpak          Adjusted   Rogers     Pro Forma    Pro Forma  Pro Forma   Pro Forma
                         Historical Elimination<F1> Historical Historical Adjustments  Combined   Adjustments Combined
Sales                    $17,029    $4,259          $12,770    $9,190                  $21,960                $21,960
Costs and expenses       17,845     4,580           13,265     8,372      $(83)        21,554     $(83)       21,554
Other expenses           355        45              310        20         (85)         245        278         608
Income tax expense
 (benefit)               (427)      (134)           (293)      240        (97)         (150)      (36)        (89)
Earnings (loss)          (744)      (232)           (512)      558        265          311        (159)       (113)
Earnings (loss) per
 common share            (0.20)     N/M             (0.14)     N/M        N/M          0.03       N/M         (0.02)
Weighted average shares
 outstanding<F4>         3,747      N/M             3,747      N/M        5,620        9,366      2,810       6,567

<F1> During August 1995, management of the Company finalized a formal plan to discontinue the operations of Kinpak, one of the Company's subsidiaries. The estimated pre-tax loss on disposal of this subsidiary is $1,525,000 including $185,000 of estimated operating losses to be incurred during the disposal period. This estimated loss is not included in the pro forma financial data presented.
<F2> Pro forma data reflecting (i) the issuance of all 5,619,615 shares of the
     Common Stock offered in this Rights Offering, (ii) the issuance of none of the Notes, (iii) the issuance of Warrants covering 120,000 shares of Common Stock to the Investor and its financial advisor, and (iv) the acquisition of 100% of the capital stock of Rogers by the Company. See "The Acquisition" and "Description of Subordinated Financing."
<F3> Pro forma data reflecting (i) the issuance of 2,809,807 of the shares of the Common Stock offered in this offering, (ii) the issuance of $4,000,000 of the Notes to the Investor (and the related issuance of Warrants covering 2,270,000 shares of the Common Stock to the Investor and its financial advisor), and (iii) the acquisition of 100% of the capital stock of Rogers by the Company. See "The Acquisition" and "Description of Subordinated Financing."
<F4> Weighted average shares outstanding include the dilutive effect of stock options and warrants, if applicable.

                         For the Year Ended December 31, 1994
                                                    Kinark                100% Case<F2>           50% Case <F3>
                         Kinark     Kinpak          Adjusted   Rogers     Pro Forma    Pro Forma  Pro Forma   Pro Forma
                         Historical Elimination<F1> Historical Historical Adjustments  Combined   Adjustments Combined
Sales                    $34,782    $8,559          $26,223    $12,624                 $38,847                $38,847
Costs and expenses       33,497     9,410           24,087     12,246     $(209)       36,124     $(209)      36,124
Other expenses           694        96              598        (51)       (153)        394        555         1,102
Income tax expense
 (benefit)               181        (346)           527        104        (203)        834        (55)        576
Earnings (loss)          410        (601)           1,011      325        159          1,495      (291)       1,045
Earnings (loss) per
 common share            0.11       N/M             0.27       N/M        N/M          0.16       N/M         0.16
Weighted average shares
 outstanding (4)         3,752      N/M             3,752      N/M        5,620        9,372      2,810       6,562

<F1> During August 1995, management of the Company finalized a formal plan to discontinue the operations of Kinpak, one of the Company's subsidiaries. The estimated pre-tax loss on disposal of this subsidiary is $1,525,000 including $185,000 of estimated operating losses to be incurred during the disposal period. This estimated loss is not included in the pro forma financial data presented.
<F2> Pro forma data reflecting (i) the issuance of all 5,619,615 shares of the
     Common Stock offered in this Rights Offering, (ii) the issuance of none of the Notes, (iii) the issuance of Warrants covering 120,000 shares of Common Stock to the Investor and its financial advisor, and (iv) the acquisition of 100% of the capital stock of Rogers by the Company. See "The Acquisition" and "Description of Subordinated Financing."
<F3> Pro forma data reflecting (i) the issuance of 2,809,807 of the shares of the Common Stock offered in this offering, (ii) the issuance of $4,000,000 of the Notes to the Investor (and the related issuance of Warrants covering 2,270,000 shares of the Common Stock to the Investor and its financial advisor), and (iii) the acquisition of 100% of the capital stock of Rogers by the Company. See "The Acquisition" and "Description of Subordinated Financing."
<F4> Weighted average shares outstanding include the dilutive effect of stock options and warrants, if applicable.

/TABLE

                         At and For the Six Months Ended June 30, 1995
                                                    Kinark                100% Case<F2>           50% Case <F3>
                         Kinark     Kinpak          Adjusted   Rogers     Pro Forma    Pro Forma  Pro Forma   Pro Forma
                         Historical Elimination<F1> Historical Historical Adjustments  Combined   Adjustments Combined
Working capital          $3,417     $1,200          4,617      $1,408                  $6,025     $(24)       $6,049
Total assets             21,898     1,852           20,046     7,587      $4,865       32,498     5,009       642
Capital expenditures     514        --              514        552        --           1,066      --          1,066
Depreciation             946        150             796        453        --           1,249      --          1,249
Long-term obligations    7,454      (969)           6,485      761        (1,703)      5,543      4,000       11,246
Stockholders' equity     9,300      --              9,300      4,286      6,568        20,154     34          14,595
Per share                2.48       N/M             2.48       N/M        N/M          2.15       N/M         2.22
Common shares
 outstanding             3,747      N/M             3,747      N/M        5,620        9,372      2,810       6,562

<F1> During August 1995, management of the Company finalized a formal plan to discontinue the operations of Kinpak, one of the Company's subsidiaries. The estimated pre-tax loss on disposal of this subsidiary is $1,525,000 including $185,000 of estimated operating losses to be incurred during the disposal period. This estimated loss is not included in the pro forma financial data presented.
<F2> Pro forma data reflecting (i) the issuance of all 5,619,615 shares of the
     Common Stock offered in this Rights Offering, (ii) the issuance of none of the Notes, (iii) the issuance of Warrants covering 120,000 shares of Common Stock to the Investor and its financial advisor, and (iv) the acquisition of 100% of the capital stock of Rogers by the Company. See "The Acquisition" and "Description of Subordinated Financing."
<F3> Pro forma data reflecting (i) the issuance of 2,809,807 of the shares of the Common Stock offered in this offering, (ii) the issuance of $4,000,000 of the Notes to the Investor (and the related issuance of Warrants covering 2,270,000 shares of the Common Stock to the Investor and its financial advisor), and (iii) the acquisition of 100% of the capital stock of Rogers by the Company. See "The Acquisition" and "Description of Subordinated Financing."

/TABLE

Kinark Historical

                         For the Six Months
                         Ended June 30,             For the Year Ended December 31,
                         1995       1994            1994       1993       1992         1991<F1>   1990
Sales                    $17,029    $17,820         $34,782    $30,900    $30,476      $34,109    $34,202
Costs and expenses       17,845     16,362          33,497     28,062     27,399       28,283     30,490
Other expense            355        282             694        1,619      1,361        477        309
Income tax expense
 (benefit)               (427)      429             181        439        21           66         1,273
Earnings (loss)<F2>      (744)      747             410        780        1,695        4,067      2,130
Earnings (loss) per
 common share<F2>        (0.20)     0.20            0.11       0.21       0.45         1.10       0.60
Weighted average shares
 outstanding<F3>         3,747      3,754           3,752      3,755      3,748        3,705      3,561

<F1> The Company changed its method of valuing certain inventory from the first-in first-out (FIFO) method to the last-in first-out (LIFO) method in 1991. This change increased 1991 net earnings by $300,000 or $.08 per share.
<F2> Earnings from continuing operations before cumulative effect of change in accounting method.
<F3> Weighted average shares outstanding include the dilutive effect of stock options, if applicable.

                         At and For the
                         Six Months Ended           At and For the Year Ended December 31,
                         June 30, 1995              1994       1993       1992         1991       1990
Working capital          $3,417                     $2,761     $3,961     $4,028       $2,000     $2,402
Total assets             21,898                     20,954     20,931     18,402       16,841     17,716
Capital expenditures     514                        1,668      2,540      3,306        2,414      1,639
Depreciation             946                        1,771      1,584      1,523        1,574      1,636
Long-term obligations    7,454                      6,009      7,720      7,548        6,417      10,686
Stockholders' equity     9,300                      10,044     9,634      7,052        5,119      1,372
Per share                2.48                       2.68       2.57       1.88         1.41       0.38
Common shares
 outstanding             3,747                      3,746      3,746      3,746        3,623      3,579

Rogers Historical

                         For the Nine Months
                         Ended June 30,             For the Year Ended September 30,
                         1995       1994            1994       1993       1992         1991       1990
Sales                    $13,285    $9,225          $12,625    $11,544    $10,907      $11,575    $10,549
Costs and expenses       12,050     8,768           12,247     10,070     10,096       10,094     9,695
Other (income) expense   16         (36)            (50)       (44)       (8)          (26)       (48)
Income tax expense       452        110             104        511        312          495        335
Earnings                 767        383             324        1,007      507          960        567
Dividends paid           169        403             459        225        225          284        225


                         At and For the
                         Nine Months Ended          At and For the Year Ended September 30,
                         June 30, 1995              1994       1993       1992         1991       1990
Working capital          $1,614                     $1,119     $1,515     $1,160       $909       $799
Total assets             7,587                      6,852      5,548      4,298        4,157      3,321
Capital expenditures     712                        973        923        596          828        883
Depreciation             660                        672        550        474          381        201
Long-term obligations    634                        751        231        287          233        --
Stockholders' equity     4,286                      3,688      3,824      3,042        2,760      2,316

                              RISK FACTORS

     Prior to deciding to exercise the Rights and purchase the Common Stock, potential investors should carefully consider the following factors, together with other information contained in or incorporated by reference into this Prospectus, in evaluating the Company and its businesses.

RECENT OPERATING LOSSES

     During the last four fiscal quarters, the Company has experienced operating losses due primarily to losses at Kinpak and diminished profitability at Lake River, its chemical packaging and storage subsidiaries. As a result of these losses, the Company has determined to divest Kinpak, or, if necessary, shut down Kinpak if a suitable buyer is not found. While management expects the Company's earnings to improve greatly if the divestiture of Kinpak is completed and the Acquisition is consummated, there can be no assurance that the Company will be profitable over any particular time frame. Continued losses will impair the Company's liquidity and capital resources and reduce the value of the Common Stock. See "Business Strategy."

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

     The Company's recent losses have reduced its liquidity and capital resources. Depending upon the number of shares of Common Stock issued in the Rights Offering, substantially all of the net proceeds from the Rights Offering and the issuance of the Notes could be utilized in the acquisition of Rogers. In addition, the Company's outstanding borrowings under its bank term loan and revolving credit facility mature on March 31, 1996, and there can be no assurance that the maturity date can be extended or the borrowings refinanced. Unless the Company is sufficiently profitable or the bank borrowings are extended or refinanced, the Company will likely have to find additional sources of working capital to fund its operations. There can be no assurance that these sources, if needed, will be found.

CONDITIONS TO THE RIGHTS OFFERING

     The issuance of shares pursuant to the exercise of the Rights is subject to a number of conditions, including (i) the approval by the stockholders of the increase in the authorized shares of Common Stock and the issuance of the Warrants and Warrant Shares, (ii) the absence of any suit or other action seeking to enjoin the Rights Offering or the Acquisition, (iii) no stockholder other than the Investor owning beneficially after the Rights Offering more than 20% of the outstanding shares of the Common Stock of the Company, (iv) the determination by the Board of Directors of the Company that sufficient funds are available to the Company from the proceeds of the Rights Offering, the sale of the Notes and other sources to enable it to complete the Acquisition, and
(v) the determination by the Board of Directors of the Company that all of the conditions to the Acquisition have been or are expected to be satisfied or, if not satisfied, waived. There can be no assurance that these conditions will be satisfied or if not satisfied, waived by the appropriate party. See "The Rights Offering - Conditions to the Rights Offering."

CONDITIONS TO THE ACQUISITION

     The Company's right and obligation to consummate the Acquisition are subject to numerous conditions, including the settlement of certain stockholder litigation which seeks to prevent the Acquisition, the absence of certain adverse changes in Rogers, and the delivery of certain standard closing documents. There can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the appropriate party. In addition, the Company's ability to complete the Acquisition is dependent upon its securing the necessary financing, of which the Rights Offering is a part. Depending upon the success of the Rights Offering, the Company may need to sell all or a portion of the Notes to the Investor in order to finance the Acquisition.
There can be no assurance that sufficient funds from these sources will exist to complete the Acquisition. If sufficient funds are not available, no shares will be sold in this Offering and all subscription payments will be returned promptly, without interest or deduction. See "The Acquisition" and "Description of Subordinated Financing."

IMPACT OF RIGHTS OFFERING ON HOLDERS OF COMMON STOCK

     The Rights entitle the holders of the Common Stock to purchase shares of the Common Stock at a price below the prevailing market price of the Common Stock immediately prior to the commencement of the Rights Offering. Holders of the Common Stock who exercise their Rights will preserve, and through the Oversubscription Privilege may increase, their proportionate interest in the equity ownership and voting power of the Company. Holders who do not exercise their Rights will experience a decrease in their proportionate interest in the equity ownership and voting power of the Company. The consummation of the sale of the shares offered hereby would increase the number of shares of Common Stock outstanding (on a pro forma basis as of _____________, 1995) (i) under the 100% Case by 5,739,615 shares (or 153%) to 9,486,025 shares, assuming all of the shares offered hereby are issued and including 120,000 shares issuable upon exercise of the Warrants and (ii) under the 50% Case by 5,079,807 shares (or 136%) to 8,826,217 shares assuming 50% of the shares offered hereby are issued and including 2,270,000 shares issuable upon the exercise of the Warrants.

MARKET CONSIDERATIONS

     There can be no assurance that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and the issuance of the underlying shares upon exercise of the Rights, a subscribing Rights holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price. The election of a Rights holder to exercise Rights in the Rights Offering is irrevocable. Moreover, until certificates are delivered, subscribing Rights holders may not be able to sell the Common Stock that they have purchased in the Rights Offering. Certificates representing shares of the Common Stock purchased pursuant to the Basic Subscription Privilege will be delivered as soon as practicable after the Expiration Date and, in the case of shares purchased pursuant to the Oversubscription Privilege, all prorations and adjustments contemplated by the terms of the Rights Offering have been effected. No interest will be paid to Rights holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of Common Stock acquired upon exercise of the Rights.

RIGHTS NOT TRANSFERABLE; NO MARKET FOR RIGHTS

     The Rights are not transferable, and thus there will be no market or other means for holders of the Rights to directly realize any value associated with the Rights. Thus, holders of the Rights must exercise them and acquire additional shares of the Common Stock in order to realize any such value. The election of a Rights holder to exercise Rights in the Rights Offering is irrevocable.

CONCENTRATION OF OWNERSHIP

     Following the Rights Offering and the consummation of the Acquisition, certain stockholders will own or have the right to acquire a substantial portion of the Common Stock. Assuming the sale of all 5,619,615 shares offered hereby, including 120,000 shares issuable upon exercise of the Warrants, and no issuance of the Notes (the "100% Case"), the exercise by the Investor of its Rights pursuant to the Purchase Commitment and the exercise by Steel Partners II, Ltd. ("Steel Partners") of its full Basic Subscription Privilege and Oversubscription Privilege with respect to its Rights, the Investor will own approximately 12.8% of the Common Stock and Steel Partners will own approximately 18.1% of the Common Stock. Assuming the sale of 2,809,807 of the shares offered hereby and the issuance of $4.0 million of the Notes to the Investor, including 2,270,000 shares issuable upon exercise of the Warrants (the "50% Case"), and the exercise by the Investor of its Rights pursuant to the Purchase Commitment and the exercise by Steel Partners of its full Basic Subscription Privilege and Oversubscription Privilege with respect to its Rights, the Investor will own approximately 38.1% of the Common Stock and Steel Partners will own approximately 19.4% of the Common Stock. As a result, the ability of stockholders other than the Investor or Steel Partners to influence the election of the Company's directors or the management and operations of the Company may be limited. Under the 50% Case excluding the 2,270,000 shares issuable upon exercise of the Warrants, and assuming the exercise by the Investor of its Rights pursuant to the Purchase Commitment and the exercise by Steel Partners of its full Basic Subscription Privilege and Oversubscription Privilege with respect to their Rights, the Investor will own approximately 17.0% of the Common Stock and Steel Partners will own approximately 26.2% of the Common Stock. However, under this scenario, a condition to the Investor's purchase of the Notes will not have been satisfied which requires that no stockholder other than the Investor own beneficially after the Rights Offering more than 20% of the outstanding Common Stock of the Company and, unless waived, the Investor will have no obligation to exercise the Purchase Commitment and purchase $1,500,000 of Common Stock or to purchase the Notes. See "Conditions to the Rights Offering."

CERTAIN ANTI-TAKEOVER EFFECTS

     Assuming the sale of all 5,619,615 shares offered hereby, including 120,000 shares issuable upon exercise of the Warrants and no issuance of the Notes (the "100% Case"), the members of the Board of Directors and senior management of the Company will beneficially own approximately 19.6% of the Common Stock, and assuming the sale of 2,809,807 of the shares offered hereby, the issuance of $4.0 million of the Notes to the Investor including 2,270,000 shares issuable upon exercise of the Warrants (the "50% Case"), the members of the Board of Directors and senior management will beneficially own approximately 45.3% of the Common Stock. This Common Stock ownership, together with various provisions of the Company's Restated Certificate of Incorporation may tend to deter nonnegotiated tender offers or other efforts to obtain control of the Company and thereby deprive stockholders of opportunities to sell shares at prices higher than those prevailing in the market. See "Description of Capital Stock - Certain Certificate of Incorporation and Bylaw Provisions."

DEBT RESTRICTIONS

     The terms of the Company's existing bank term loan and revolving credit facility and the Subordinated Financing Agreement restrict certain aspects of the Company's operations. These restrictions include specified minimum values for the net worth, working capital and debt service coverage for the Company, and limitations on incurring additional debt or capital expenditures or engaging in acquisitions and dispositions by the Company. There can be no assurance that the Company will be able to comply with these restrictions without disrupting its business. See "Description of Subordinated Financing."

COMPETITION

     The independent after-fabrication hot dip galvanizing market is highly competitive. In particular, during the first six months of 1995 Boyles has been subject to increasing price pressure from its competitors in certain of its geographic markets, and a new independent galvanizer recently commenced operations in Rogers' geographic market. The current profitability of Boyles and Rogers, and hence the Company, will depend in part on their ability to maintain current prices. There can be no assurance that these prices can be maintained. See "Business Strategy."

GOVERNMENT REGULATION

     The Company's operations are subject to various government regulations, including those related to occupational safety and health (OSHA), workers compensation and environmental matters. Like their competitors in the galvanizing and chemicals businesses, Kinark and its subsidiaries and Rogers will have regulatory compliance costs associated with past, present and future operations, but the Company cannot presently quantify the cost of complying with these regulations. While neither the Company, its subsidiaries nor Rogers is presently the subject of any material claim or investigation with respect to these regulations, there can be no assurance that the cost of complying with these regulations in the future will not have a material adverse affect on the Company, its subsidiaries or Rogers.


                              BUSINESS STRATEGY

     In May 1995, Michael T. Crimmins, the Chairman of the Board of the Company, acquired 9.7% of the Company's Common Stock from Northbridge Holdings, Inc. In connection with this acquisition, Mr. Crimmins assumed the duties of Chairman of the Board of the Company. In this new role, Mr. Crimmins intends to lead the Company toward a refocusing of its efforts on its galvanizing business and away from its specialty chemicals and chemical storage businesses. As a result, the Company has determined to divest Kinpak, or if a suitable buyer is not found, shut down Kinpak. In connection with the Acquisition and the Subordinated Financing, Mr. Crimmins will assume the office of Chief Executive Officer of the Company, and the Company's current President and Chief Executive Officer will become the President and Chief Operating Officer of the Company.

     In conjunction with the refocusing of its efforts on galvanizing, the Company is proceeding toward the consummation of the Acquisition and the integration of Rogers into its operations. The Rights Offering and the Subordinated Financing are integral steps in the financing of the Acquisition. To assist the Company in its efforts to acquire Rogers, a family investment company controlled by Mr. Crimmins (the "Investor") has agreed to purchase up to $4.0 million principal amount of the Notes and purchase not less than $1.5 million of Common Stock offered hereby to finance the acquisition of Rogers.

          A key part of the Company's business strategy is to grow its galvanizing business. The Acquisition will significantly increase the Company's share of the central midwestern United States independent galvanizing market, and management believes that the combined company will have the largest share of this market in the four-state region comprised of Missouri, Kansas, Oklahoma and Arkansas. Based on the pro forma combined results of the Company for the most recently completed fiscal year, the Acquisition to increase greatly the revenues and earnings of the Company's galvanizing operations. Management believes that this increased market share should provide for greater versatility of service, optimization of production, strengthened price leadership and enhanced profitability. In addition, the Acquisition should provide the Company with greater financial and managerial resources which will enhance the Company's ability to make future acquisitions of independent galvanizing operations. Also, Rogers has recently entered into a letter of intent to purchase the operations of a small galvanizing company in a complementary geographic market. The Acquisition has the potential to restore the Company to profitability. Rogers' sales have increased steadily since 1990 due to a strong geographic niche in the central Midwestern United States market and, based on its operating income for the six months ended June 30, 1995, Rogers would have been a major contributor to Kinark's profitability during this period.


                              THE ACQUISITION

GENERAL

     On August 3, 1994, the Company entered into an agreement (the "Rogers Agreement") with two trusts (the "Trusts") which together own 51.2% of the capital stock (the "Trust Stock") of Rogers Galvanizing Company ("Rogers") to acquire their stock in Rogers for $4.3 million in cash (the "Acquisition").
The acquisition of the Trust Stock is conditioned upon the settlement or favorable determination of litigation by certain beneficiaries of the Trusts which seeks to prevent the Acquisition, the absence of a material adverse change in the business of Rogers, the delivery of certain standard closing documents, and other standard conditions. There can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the appropriate party. As part of the Rogers Agreement, the Company has agreed to offer to purchase the remaining outstanding shares of capital stock of Rogers from its minority stockholders for cash at a price per share equivalent to that paid to the Trusts for the Trust Stock.

     The Company expects that the litigation by certain beneficiaries of the Trusts which seeks to prevent the Acquisition will be settled or determined favorably to the Company during the fourth quarter of 1995, but there can be no assurance that this will be the case. Upon such settlement or determination, the Company will be obligated to consummate the Acquisition within forty-five days. If the Company is not able to close the Acquisition at such time due to a lack of financing or for other reasons, the Trusts have the right to terminate the Rogers Agreement. If the Acquisition does not close for any reason, the Rights Offering will be terminated and all subscription payments will be returned promptly, without interest or deduction.

ROGERS' BUSINESS

     Similar to Boyles, Rogers provides corrosion protection for metal components by means of hot dip galvanizing. Rogers was incorporated in 1940 and competes with Boyles in the central midwestern United States market. Although the two companies have often bid jobs for the same customers, the primary markets of the two companies do not generally overlap due to the diverse physical locations of the Boyles' and Rogers' plants. Rogers galvanizes for more than 600 customers annually. Rogers' primary market is in the Tulsa area, which generates approximately 65% of its annual tonnage. Currently, 40% to 50% of Rogers' business is subject to a yearly contract or blanket purchase order.

     Rogers maintains and operates two adjacent galvanizing plants in Tulsa.
On a combined basis, Rogers operates three galvanizing kettles with 56,000 square feet under roof. Combined capacity is 60,000 tons of galvanized steel per year and, in the year ended December 31, 1994, Rogers galvanized approximately 46,000 tons of steel. Rogers employs approximately 182 full-time employees.

     Rogers conducts specialty galvanizing operations through two subsidiaries, Spin-Galv, Inc. ("Spin-Galv") and Reinforcing Services, Inc. ("RSI"). Spin-Galv provides specialized centrifuge galvanizing for smaller metal components by placing them in a basket-like container and "spinning" them in a molten zinc solution. Markets targeted by Spin-Galv include fabricators, original equipment manufacturers, and manufacturers of industrial fasteners and connectors. RSI provides galvanized components primarily through a business agreement with The Reinforced Earth Company ("RECO"). RSI purchases steel, fabricates it to RECO's specifications and then galvanizes it using a highly specialized and automated process that requires roughly one-third of the personnel needed for more traditional galvanizing methods. This on-site fabrication and galvanizing eliminates the in-bound transportation expense normally incurred by RECO in shipping to the galvanizer. RSI's agreement with RECO expires August 31, 1997. RSI plans to target other specialty manufacturers, such as rebar manufacturers, to explore opportunities for adding new galvanizing business.

     A competitor of Rogers recently built a new plant in the Tulsa area, and as a result the price that Rogers can charge for galvanizing is expected to be subject to enhanced competitive pressure.


                              USE OF PROCEEDS

     The net proceeds to the Company from the sale of the maximum number of shares of Common Stock to be issued with respect to the Rights are estimated to be approximately $10,854,230, after deducting the estimated offering expenses payable by the Company. The Company will use the net proceeds of the Rights Offering to finance the Acquisition, pay related fees and expenses and for other general corporate purposes. The following table illustrates the estimated sources and uses of funds, assuming that the Company acquired 100% of the capital stock of Rogers on June 30, 1995, through either (i) the issuance of all of the shares of Common Stock offered hereby, including 170,000 shares issuable upon exercise of the Warrants and no issuance of the Notes (the "100% Case") and (ii) the issuance of 2,809,807 of the shares of Common Stock offered hereby, and the issuance of $4.0 million of the Notes to the Investor including 120,000 shares issuable upon exercise of the Warrants and no issuance of the Notes (the "50% Case").

                              AMOUNT
                              (IN THOUSANDS)
100% CASE
SOURCES OF FUNDS:
Common Stock offered hereby   $11,239
Notes sold to the Investor    --
Total Sources of Funds        $11,239

USES OF FUNDS:
Acquisition of Rogers         $8,321
Fees and expenses<F1>         1,215
Other corporate purposes      1,703
Total Uses of Funds           $11,239


50% CASE
SOURCES OF FUNDS:
Common Stock offered hereby   $5,620
Notes sold to the Investor    4,000
Total Sources of Funds        $9,620

USES OF FUNDS:
Acquisition of Rogers         $8,321
Fees and expenses<F1>         1,275
Other corporate purposes      24
Total Uses of Funds           $9,620
(1) Includes approximately $415,000 to fund a trust to pay certain life insurance premiums for the benefit of the chairman of Rogers pursuant to a contractual provision triggered by the Acquisition.



                              CAPITALIZATION

     The following table sets forth, assuming the acquisition of all of the capital stock of Rogers, (i) the actual capitalization of the Company at June 30, 1995, (ii) the capitalization of the Company at June 30, 1995, adjusted to reflect the elimination of Kinpak as a discontinued operation,
(iii) the pro forma capitalization of the Company at June 30, 1995, in the 100% Case, after deducting the estimated offering expenses and the application of the net proceeds, and (iii) the pro forma capitalization of the Company at June 30, 1995, in the 50% Case, after deducting the estimated offering expenses and the application of the net proceeds.

                                        June 30, 1995
                                                  Adjusted        Pro Forma    Pro Forma
                                        HistoricalHistorical<F1>100% Case50% Case
Long-term obligations                   $7,454    $6,485     $5,381   $11,119
Stockholders' equity
Common stock, $.10 par value,
  Authorized: Actual - 12,000,000 shares;
  Pro forma - 18,000,000 shares;
  Issued: Historical and Adjusted Historical
  - 5,200,562 shares
  Pro forma 100% Case - 9,366,025 shares
  Pro forma 50% Case - 6,974,151 shares<F2>520    520       1,082     801
Additional paid-in capital              10,531    10,531    14,876    9,607
     Retained earnings                  4,226     3,251     3,251     3,251
     Less:  Treasury stock at cost:
     Actual - 1,454,152 shares:
     Pro forma 100% Case and pro forma
     50% Case - no shares               (5,977)   (5,977)   --        --
     Total stockholders' equity         9,300     8,325     19,209    13,659
     Total long-term obligations and stockholders' equity$16,754$19,07131,41031,598

<F1> During August 1995, management of the Company finalized a formal plan to discontinue the operations of Kinpak.  The estimated loss on disposal of this subsidiary is $975,000 (net of income tax effects of $550,000) including $185,000 of estimated operating losses to be incurred during the disposal period.  The Kinpak elimination presented in the accompanying pro forma financial statements reflect that entity as a discontinued operation.
<F2> Does not include shares issuable pursuant to currently exercisable options and warrants to purchase Common Stock, which aggregate 112,500 shares - historical and adjusted historical, 112,500 shares - Pro Forma 100% Case, and 2,385,000 shares -
     Pro Forma 50% Case.

/TABLE

                COMMON STOCK DIVIDENDS AND PRICE RANGE

     The Company has a longstanding policy of not paying cash dividends on the Common Stock in order to reinvest earnings to support its business operations. The Company presently intends to continue that policy. The terms of the Company's bank borrowings and the Notes also restrict the payment of dividends on the Common Stock. See "Description of Subordinated Financing." The Company's Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "KIN" and appears in the market reports in The Wall Street Journal as "KinarkCp." The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported by the
AMEX:


                          Quarterly Stock Prices
                    First      Second    Third     Fourth
1995
          High      $4        $3 15/16  3 7/16(1) N/A
          Low       3         2 7/8     2 7/8 (1) N/A
1994
          High      $4 11/16  $4 7/8    $4 1/2    $4 1/4
          Low       3 3/4     4         3 1/2     3
1993
          High      $5 1/2    $5 1/2    $5 3/8    $4 1/4
          Low       4 3/8     4 1/4     4         3 3/8


          (1)  Through September 14, 1995.

     On September 14, 1995, the closing price of the Common Stock on the AMEX was $3 1/16 per share. On that date, there were approximately 2,675 record holders of the Common Stock.


                              THE RIGHTS OFFERING

THE RIGHTS

     The Company is distributing nontransferable Rights, at no cost, to the record holders ("Holders") of outstanding shares of the Common Stock as of the Record Date (5:00 p.m. New York City time, on ________________, 1995). The Company will distribute three Rights for each two shares of the Common Stock held on the Record Date. Each such Right entitles the holder thereof to subscribe for shares of the Common Stock pursuant to a Basic Subscription Privilege and an Oversubscription Privilege. See "Subscription Privileges." No fractional rights will be distributed and no cash in lieu thereof will be paid. The Rights are evidenced by nontransferable Subscription Certificates (the "Subscription Certificates").

     The Subscription Price of $2.00 per share of the Common Stock represents a discount of ____% from the closing price of $_______ for the shares of the Common Stock listed on the AMEX immediately prior to the commencement of the Rights Offering. There can be no assurance that shares of the Common Stock will trade at prices above the Subscription Price. See "Risk Factors - Market Considerations."

EXPIRATION DATE

     The Rights will expire at 5:00 p.m. New York City time, on ____________, 1995, unless extended by the Company (the "Expiration Date"), after which time all unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after 5:00 p.m. New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were transmitted, except when timely transmitted pursuant to the Guaranteed Delivery Procedures described below. The Expiration Date will not be extended beyond ____________, 1995, and if the conditions to the Rights Offering have not been satisfied by such date, or the Rights Offering is otherwise terminated, all subscription payments will be returned promptly, without interest or deduction. See "Amendments and Termination."

SUBSCRIPTION PRIVILEGES

     Basic Subscription Privilege. The Basic Subscription Privilege entitles the holder of each Right to purchase one share of the Common Stock upon payment of the Subscription Price. Certificates representing shares of the Common Stock purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date.

     Oversubscription Privilege. Subject to proration as described below, the Oversubscription Privilege entitles the holder of a Right to subscribe upon payment of the Subscription Price for a limited number of shares of the Common Stock in addition to those subscribed by such holder through exercise of the Basic Subscription Privilege. Shares of the Common Stock will be available for purchase pursuant to the Oversubscription Privilege by each Right holder in an aggregate amount up to 50% of the shares that the holder is entitled to purchase under the Basic Subscription Privilege and only to the extent that any shares of the Common Stock are not subscribed for through exercise of the Basic Subscription Privilege (the "Excess Shares"). No fractional shares of Common Stock will be issued pursuant to the exercise of the Oversubscription Privilege. If the number of Excess Shares is not sufficient to satisfy all subscriptions pursuant to the exercise of the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those holders who have exercised the Oversubscription Privilege, in proportion to the number of shares each such holder has purchased pursuant to the exercise of the Basic Subscription Privilege. However, no such holder may be allocated a greater number of Excess Shares than was subscribed by such holder pursuant to the exercise of such holder's Oversubscription Privilege. Only those holders that exercise the Basic Subscription Privilege will be entitled to exercise the Oversubscription Privilege. Certificates representing shares of the Common Stock purchased pursuant to exercise of the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations have been effected.

     Banks, brokers and other nominee holders of Rights that exercise the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, the aggregate number of shares that have been subscribed through the exercise of the Basic Subscription Privilege on behalf of those beneficial owners in addition to the number of shares that are being subscribed pursuant to exercise of the Oversubscription Privilege by each such beneficial owner.

PURCHASE COMMITMENT

     Pursuant to agreements with the Company, certain directors of the Company have agreed to exercise their Rights and purchase an aggregate of 875,000 shares, or approximately 15.6% of the shares offered hereby, at an aggregate purchase price of $1,750,000 (the "Purchase Commitment"). These obligations are contingent upon the continued existence of a binding agreement between the Company and the Investor with respect to the issuance of the Notes and the Warrants. See "Description of Subordinated Financing."

EXERCISE OF RIGHTS

     Rights may be exercised by delivering to the Subscription Agent, at or prior to the Expiration Date (5:00 p.m. New York City time, on ____________, 1995, unless extended), the properly completed and executed Subscription Certificate evidencing those Rights with any required signature guarantees, together with payment in full of the Subscription Price for each share of the Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Such payment must be made by (a) check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to Mellon Securities Transfer Services, as Subscription Agent, or
(b) wire transfer of same day funds to the account maintained by the Subscription Agent for such purpose at Mellon Bank, N.A., ABA No. _______________, Account No. _____________________ (marked: "Kinark
Corporation Subscription"). Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order or (iii) receipt of good funds in the Subscription Agent's account designated above. HOLDERS WISHING TO PAY BY UNCERTIFIED PERSONAL CHECK SHOULD NOTE THAT SUCH A CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR AND SHOULD TRANSMIT THE CHECK SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT IT IS RECEIVED AND CLEARS BY SUCH DATE OR CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     The address to which the Subscription Certificates and payment of the Subscription Price should be delivered is:

     Mellon Securities Transfer Services
     85 Challenger Road
     Ridgefield Park, New Jersey  07660-2108

If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificates evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (i) such holder has caused payment in full of the Subscription Price for each share of the Common Stock being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

          (ii) the Subscription Agent receives, on or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Kinark Corporation Subscription Certificates (the "Instructions") distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Subscription Certificates held by such exercising Rights holder, the number of shares of the Common Stock being subscribed for pursuant to the Basic Subscription Privilege and the number of the shares of Common Stock, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate evidencing such Rights within three AMEX trading days following the date of the Notice of Guaranteed Delivery; and

          (iii) the properly completed Subscription Certificate evidencing the Rights being exercised, with any required signatures guaranteed, is received by the Subscription Agent within three AMEX trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the addresses set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopier no. ________________). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Information Agent, whose address and telephone number are set forth below under "Information Agent."

     Funds received in payment of the Subscription Price for shares subscribed for pursuant to the Rights will be held in a segregated account pending issuance of such shares. If a Rights holder exercising the Oversubscription Privilege is allocated less than all of the shares of the Common Stock which such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for shares of the Common Stock not so allocated shall be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

     Unless a Subscription Certificate (i) provides that the shares of the Common Stock to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Certificate must be guaranteed by a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent.

     Holders who hold shares of the Common Stock for the account of others, such as brokers, trustees or depositaries for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of such Right should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of shares of the Common Stock or Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner's instructions.

     The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH SUBSCRIPTION CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

     The Company will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the Rights Offering.

INFORMATION AGENT

     The Company has appointed Morrow & Co., Inc. as Information Agent for the Rights Offering. Any questions or requests for assistance concerning the method of exercising Rights or additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address below.

                         Morrow & Co., Inc.
                         909 Third Avenue
                         20th Floor
                         New York, New York  10022-4799

or

                         CALL TOLL-FREE
                         (800) - ______________

     The Company will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liabilities which it may incur in connection with the Rights Offering.

NO REVOCATION

     ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

CONDITIONS TO THE RIGHTS OFFERING

     The issuance of shares pursuant to the exercise of the Rights is subject to a number of conditions, including (i) the approval by the stockholders at the Special Meeting of the increase in the authorized number of shares of the Common Stock and the issuance of the Warrants and Warrant Shares, (ii) the absence of any suit or other action seeking to enjoin the Rights Offering or the Acquisition, (iii) no stockholder other than the Investor owning beneficially after the Rights Offering more than 20% of the Common Stock of the Company, (iv) the determination by the Board of Directors of the Company that sufficient funds are available to the Company from the proceeds of this offering, the sale of the Notes and other sources to enable it to complete the Acquisition, and (v) the determination by the Board of Directors of the Company that all of the conditions to the Acquisition have or are expected to be satisfied or, if not satisfied, waived, or the Rights Offering is otherwise terminated. In the event that the foregoing conditions to the Rights Offering have not been satisfied by _________, 1995, all subscription payments will be returned promptly, without interest or deduction.

AMENDMENTS AND TERMINATION

     The Company may extend the Rights Offering and otherwise amend the terms of the Rights Offering or terminate the Rights Offering at any time prior to the Expiration Date or thereafter if the conditions to the Rights Offering have not been satisfied.

SHARES OF THE COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Assuming the issuance of all of the shares offered hereby, approximately 5,619,615 shares of the Common Stock will be issued in connection with the Rights Offering. Based on the 3,746,410 shares of the Common Stock outstanding as of ____________, 1995, the issuance of such shares pursuant to the Rights Offering would result (on a pro forma basis as of such date) in a 150% increase in the number of outstanding shares of the Common Stock. Assuming the issuance of 2,809,807 of the shares offered hereby, the issuance of such shares would result (on a pro forma basis as of _____________, 1995) in a 75% increase in the number of outstanding shares of the Common Stock.

FOREIGN AND CERTAIN OTHER STOCKHOLDERS

     Subscription Certificates will not be mailed to holders whose addresses are outside the United States or who have an APO or FPO address, but will be held by the Subscription Agent for their account. To exercise such Rights, such holders must notify the Subscription Agent on or prior to 5:00 p.m. New York City time, on ________________, 1995.

FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Nelson Mullins Riley & Scarborough, L.L.P., the material United States federal income tax consequences to holders of shares of the Common Stock upon the issuance (the "Issuance") of the Rights, and to holders of the Rights upon the exercise, lapse or disposition of the Rights, will be as set forth below. This opinion is based upon laws, regulations, rulings and decisions currently in effect. This opinion does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws (for example, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers), and does not discuss any aspect of state, local or foreign tax laws. This opinion is limited to holders who will hold the Rights and any shares of the Common Stock received therefor upon exercise as capital assets.

     Issuance of the Rights. Holders of shares of the Common Stock will not recognize taxable income, for federal income tax purposes, in connection with the receipt of the Rights.

     Basis and Holding Period of the Rights. Except as provided in the following sentence, the basis of the Rights received by a holder of Common Stock as a distribution with respect of such holder's shares of the Common Stock will be zero. If either (i) the fair market value of the Rights on the date of Issuance is 15% or more of the fair market value (on the date of Issuance) of the shares of the Common Stock with respect to which they are received or (ii) the holder of Common Stock elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such shares of the Common Stock to the Rights, then upon exercise or sale of the Rights, the holder's basis in such shares of the Common Stock will be allocated between the shares of the Common Stock and the Rights in proportion to the fair market values of each on the date of Issuance. The holding period of the Rights received by a holder as a distribution on such holder's shares of the Common Stock will include the holder's holding period (as of the date of Issuance) for the shares of the Common Stock with respect to which the Rights were issued.

     Lapse of the Rights. Holders of shares of the Common Stock who allow the Rights received by them at the Issuance to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the shares of the Common Stock, if any, owned by such holders of the Rights.

     Exercise of the Rights; Basis and Holding Period of Shares of the Common Stock. Holders of the Rights will not recognize any gain or loss upon the exercise of such Rights. The basis of the shares of the Common Stock acquired through exercise of the Rights will generally be equal to the sum of the Subscription Price therefor and the holder's basis in such Rights (if any).
The holding period for the shares of the Common Stock acquired through exercise of the Rights will begin on the date such Rights are exercised.

     THE FOREGOING IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF SHARES OF THE COMMON STOCK IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING ON HIS OR HER OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAXES.

OTHER MATTERS

     The Rights Offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor is the Company selling or accepting any offers to purchase any shares of the Common Stock from Rights holders who are residents of any such state or other jurisdiction. The Company may delay the commencement of the Rights Offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the Rights Offering. The Company, if it so determines in its sole discretion, may decline to make modifications to the terms of the Rights Offering requested by certain states or other jurisdictions, in which event Rights holders resident in those states or jurisdictions will not be eligible to participate in the Rights Offering.


                       DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, $.10 par value per share. As of June 30, 1995, the Company had issued 5,200,562 shares of Common Stock, 3,746,410 of which were outstanding and 1,454,152 of which were treasury shares. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors. The Company has a longstanding policy of not paying cash dividends on the Common Stock in order to reinvest earnings to support its business operations. The terms of the Company's secured credit facilities and the Subordinated Financing Agreement also restricts the payment of dividends on the Common Stock. See "Common Stock Dividends and Price Range."

     Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Rights when issued will be, fully paid and nonassessable.

     For a description of the Rights to be distributed by the Company, see "The Rights Offering." For a description of the Warrants to be issued to the Investor and his financial advisor, see "Description of Subordinated
Financing - Warrants."

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The provisions of the Company's Restated Certificate of Incorporation (the "Certificate"), the Company's Amended and Restated Bylaws (the "Bylaws") and the Delaware Corporation Law summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of management more difficult.

     Authorized but Unissued Stock. The authorized but unissued shares of Common Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

     The Board of Directors may also create and issue, without stockholder approval, rights or options entitling the holders thereof to purchase from the Company shares of the Company's Common Stock.

     Number of Directors. The Certificate provides that the number of directors of the Company shall be as provided in the Bylaws, but may not be less than three and shall be seven if the Bylaws do not provide a number. The Bylaws set the number of directors of the Company at six. This number may be increased or decreased at any time by amendment of the Bylaws, subject to the provisions of the Certificate.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at any annual meeting of stockholders must be in writing and be received at the principal executive offices of the Company not less than 90 days in advance of the annual meeting. The requirement to deliver notice to the Corporation a set number of days in advance of an annual meeting shall mean that such notice must be delivered such number of days in advance of the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed more than 60 days from such anniversary, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which notice
of such meeting is first given to stockholders.   For the purposes of this
Section, notice of an annual meeting shall be deemed to first be given to stockholders when disclosure of such date is first made in a press release reported by the Dow Jones News Services, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended. The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the meeting and if he should so determine, he shall so declare to the annual meeting and any such business not properly brought before the annual meeting shall not be transacted. At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

     Approval of Business Combinations. The Certificate provides that subject to certain exceptions summarized below and in addition to any affirmative vote required by law or by the Certificate, approval of any Business Combination (as hereinafter defined) requires the affirmative vote of at least two-thirds of the outstanding Voting Shares (as hereinafter defined). For these purposes, "Business Combination" shall mean:

          (A) Any merger or consolidation of the Company or any subsidiary with or into (i) any Interested Stockholder (as hereinafter defined) or
     (ii) any other corporation which is, or after such merger or consolidation, would be an Interested Stockholder or an affiliate of an Interested Stockholder;

          (B) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any Interested Stockholder or any affiliate of any Interested Stockholder of any assets of the Company or any subsidiary having an aggregate Fair Market Value of $1,000,000 or more in one transaction or a series of related transactions;

          (C) The issuance or transfer by the Company or any subsidiary of any securities of the Company or any subsidiary to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more in one transaction or a series of related transactions; or

          (D) The adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder or any affiliate of any Interested Stockholder.

"Voting Shares" shall mean all issued and outstanding shares of equity securities and all rights to acquire any equity securities which are generally entitled to vote in the election of directors.

     The two-thirds voting requirement shall not apply to a particular Business Combination if (i) any noncash consideration to be paid to holders of Common Stock in such Business Combination is in the same form and bears the same percentage to the total consideration as previously paid by the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of Common Stock of the Company and (ii) the aggregate amount of cash and the Fair Market Value of noncash consideration, determined as of the date of the consummation of the Business Combination, to be received per share by the holders of Common Stock in such Business Combination is at least equal to the highest of the following:

          (A) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any Voting Shares acquired by it (1) within the two-year period immediately prior to the date of the first public announcement of the proposed Business Combination or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

          (B) The Fair Market Value per share of Common Stock on the date of the first public announcement of the proposed Business Combination or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher; and

          (C) The per share book value of the Common Stock as reported at the end of the fiscal quarter immediately preceding the date of the first public announcement of the proposed Business Combination.

The two-thirds voting requirement shall also not apply to a particular Business Combination if the Business Combination has been approved by two-thirds of the directors of the Company.

     "Fair Market Value" shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the whole Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the whole Board of Directors.

     "Interested Stockholder" shall mean any Person (other than the Company or any corporation of which a majority of each class of equity securities is owned, directly or indirectly, by the Company) which, as of the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or immediately prior to the consummation of any such transaction:

          (A) is the beneficial owner, directly or indirectly, of more than 10% of the Voting Shares; or

          (B) is an affiliate of the Company and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than 10% of the then outstanding Voting Shares; or

          (C) is an assignee of or successor in interest to any shares of capital stock of the Company which were at any time within two years prior thereto beneficially owned by any Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     A majority of the whole Board of Directors shall have the power and duty to determine on the basis of information known to them whether a person is an Interested Stockholder, the number of Voting Shares beneficially owned by any person, whether a person is an affiliate of another, whether a person has the power to vote or dispose of Voting Shares or to direct the voting or disposition of Voting Shares, whether the assets subject to any Business Combination or the consideration received for the issuance or transfer of securities by the corporation or any subsidiary or any Business Combination has an aggregate Fair Market Value of $1,000,000 or more, or whether a person has the right to acquire beneficial ownership of Voting Shares. The affirmative vote of the holders of at least two-thirds of the Voting Shares shall also be required to amend, repeal or adopt any provisions inconsistent with the two-thirds votes required for Business Combinations.

     Section 203 of the Delaware Corporation Law. Subject to certain exclusions summarized below, Section 203 of the Delaware Corporation Law ("Section 203") prohibits any "Interested Stockholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. For purposes of this subsection, "Interested Stockholder" generally includes: (a)(i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Stockholder is determined; and
(b) the affiliates and associates of such person. For purposes of this subsection and subject to certain exceptions, a "Business Combination" includes
(i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation, (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or the subsidiary that is owned by the Interested Stockholder, and (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

     Section 203 does not apply to a Business Combination if (i) before a person became an Interested Stockholder, the Board of Directors of the corporation approved either the transaction in which the Interested Stockholder became an Interested Stockholder or the Business Combination, (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) following a transaction in which the person became an Interested Stockholder, the Business Combination is (a) approved by the Board of Directors of the corporation and
(b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Mellon Securities Transfer Services, Ridgefield Park, New Jersey.


                DESCRIPTION OF SUBORDINATED FINANCING

GENERAL

     The Company and the Investor have agreed pursuant to the terms of a Securities Purchase Agreement (the "Subordinated Financing Agreement") to the issuance by the Company and the purchase by the Investor of up to $4.0 million principal amount of Senior Secured Subordinated Notes (the "Notes") at par in increments of $500,000. The Notes are issuable by the Company and, subject to the terms and conditions of the Subordinated Financing Agreement, must be purchased by the Investor from time to time at the election of the Company over a one year period beginning on the date of closing by the Company of the Acquisition (the "Acquisition Closing Date"). The Notes will mature on the eighth anniversary of the Acquisition Closing Date, bear interest payable semi-annually in arrears at a rate of 13.5% per annum and be repaid in six equal semi-annual principal payments beginning six months after the fifth anniversary of the Acquisition Closing Date. The Notes may be prepaid in whole or in part in increments of at least $100,000, provided that partial prepayments will be applied first to accrued interest and then to the unpaid principal installments in the inverse order of maturity. The Notes must be prepaid in full at par, plus accrued interest, upon a change in control of the Company. For these purposes, a change in the control will be deemed to have occurred if (i) there is a change during any consecutive twenty-four month period in the identity of the persons constituting a majority of the Board of Directors of the Company other than a change approved by the Investor or caused by the Investor and its designees on the Board of Directors or (ii) the Investor's designees are no longer serving as directors of the Company for any reason, other than their death, resignation or refusal to stand for reelection or (iii) Michael T. Crimmins shall no longer be serving as Chief Executive Officer for any reason, other than death, permanent disability, refusal to serve or cause as defined in the Subordinated Financing Agreement or the rights or duties of the Chief Executive Officer shall have been reduced without the consent of the Investor.

     The Notes will be subordinated to the Company's existing bank debt (the "Senior Debt"), and will be secured by the capital stock of Rogers. The assets of Rogers, other than its net working capital, will not be available for pledge to secure the Senior Debt. The Secured Financing Agreement contains certain financial and nonfinancial covenants typical for a subordinated financing.

WARRANTS

     Pursuant to the terms of the Subordinated Financing Agreement, the Company will issue 100,000 warrants to purchase Common Stock (the "Warrants") to the Investor in exchange for a binding and irrevocable commitment from the Investor to purchase the Notes upon demand by the Company (the "Commitment"), and will pay $100,000 fee on the Acquisition Closing Date. Additional Warrants will be issued upon the purchase by the Investor of the Notes from time to time at a rate of 268,750 Warrants for each $500,000 of Notes purchased. The Company will also issue 20,000 Warrants to Gary R. Griffith, the Investor's financial advisor, upon receipt of the Commitment. Each Warrant will entitle the holder thereof to purchase one share of the Common Stock at any time and from time to time after the date of issuance thereof until the eighth anniversary of the Acquisition Closing Date. The exercise price of each Warrant will be the average of the closing prices for the Common Stock reported by the AMEX during the twenty trading days preceding the issuance of the Warrant. The Warrants will be transferable.

     The number of Warrant Shares and the exercise price are subject to adjustment for stock splits, stock dividends and distributions, subdivisions, combinations and reclassification on, or of, the Common Stock and in the event of the issuance of Common Stock (or rights therefore or securities convertible thereto) at an effective price which is less than the market price per share of the Common Stock. In addition, the number of Warrant Shares is subject to adjustment for mergers, consolidations and sales of assets.

     The purchase price of each Warrant will be 1/100th of $.01 (or an aggregate of $227.00 for all of the Warrants to be issued), which will be paid in cash by the Investor or his financial advisor, as applicable. The Warrants issued on the Acquisition Closing Data shall have an exercise price equal to the average closing price of the Common Stock during the 20 trading days prior to the Acquisition Closing Data. The exercise price of any other Warrants issued will be the average closing price of the Common Stock during the 20 trading days prior to the date of issuance thereof. The Warrants are payable in cash or by the application of accrued interest on, and unpaid principal of, the Notes in an equivalent amount.

CONDITIONS TO THE PURCHASE OF THE NOTES

     The obligation of the Investor to purchase the Notes is subject to a number of conditions, including (i) that there has been no material adverse change in the financial condition, business, operations or prospects of the Company and its subsidiaries or Rogers, (ii) that the issuance of the Warrants and the Warrant Shares is approved by the stockholders of the Company, (iii) that the Warrant Shares are approved for listing on AMEX, (iv) no stockholder other than Michael T. Crimmins or his affiliates owning beneficially after the Rights Offering more than 20% of the outstanding Common Stock of the Company,
(v) that the Board of Directors of the Company determines that sufficient funds are available to the Company from the proceeds of the Rights Offering, the sale of the Notes and other sources to enable to complete the Acquisition, (vi) the absence of any litigation or proceeding challenging the legality or validity of the Rights Offering or the issuance or sale of the Notes or Warrants or seeking any change in control of the Company and (vii) the appointment of Michael T. Crimmins as the Chief Executive Officer of the Company.

REGISTRATION RIGHTS

     The Company has agreed, upon demand, to provide one registration under the Securities Act of 1933, as amended (the "Securities Act"), for the Notes, the Warrants and the Warrant Shares and the other Common Stock of the Investor and to include all or a portion of the Warrant Shares and the other Common Stock of the Investor in any other registrations by the Company under the Securities Act, subject to certain conditions and exceptions.


                                LEGAL MATTERS

     The legality of the Common Stock offered hereby has been passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.


                                  EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated by reference in this Prospectus from Kinark Corporation's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein. The consolidated financial statements of Rogers Galvanizing Company as of and for the years ended September 30, 1994, and 1993, set forth in this Prospectus have been audited by Hogan & Slovacek, PC, independent auditors, as indicated in their report set forth herein and the financial statements of Rogers Galvanizing Company for the year ended September 30, 1992, set forth in this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as indicated in their report set forth herein. The financial statements and financial statement schedule referred to above have been incorporated by reference or included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                        INDEX TO FINANCIAL STATEMENTS


                                                                           Page

KINARK CORPORATION

Pro Forma

     Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
          June 30, 1995                                                    F-3

     Unaudited Pro Forma Condensed Consolidated Statement of
          Operations for the Six Months Ended June 30, 1995, and the
          Year Ended December 31, 1994                                     F-4

     Notes to Unaudited Pro Forma Condensed Consolidated Financial
          Statements                                                       F-6


ROGERS GALVANIZING COMPANY

Unaudited

     Unaudited Consolidated Balance Sheets as of June 30, 1995             F-8

     Unaudited Consolidated Statements of Income and Retained Earnings
          for the Nine Months Ended June 30, 1995 and 1994                 F-9

     Unaudited Consolidated Statements of Cash Flows for the Nine Months
          Ended June 30, 1995 and 1994                                     F-10

     Notes to Unaudited Consolidated Financial Statements                  F-11

Audited

     Independent Auditors' Report                                          F-12

     Independent Auditors' Report                                          F-13

     Consolidated Balance Sheets as of September 30, 1994, and 1993        F-14

     Consolidated Statements of Income and Retained Earnings for the
          Years Ended September 30, 1994, 1993, and 1992                   F-15

     Consolidated Statements of Cash Flows for the Years Ended September
          30, 1994, 1993, and 1992                                         F-16

     Notes to Consolidated Financial Statements                            F-17

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

                                  (UNAUDITED)


     The following Pro Forma Consolidated Financial Data of Kinark Corporation and subsidiaries (the "Company") consist of a Pro Forma Condensed Consolidated Balance Sheet (unaudited) as of June 30, 1995 (the "Pro Forma Balance Sheet"), and the Pro Forma Condensed Consolidated Statements of Operations (unaudited) for the six-months ended June 30, 1995 and the year ended December 31, 1994 (the "1995 Pro Forma Statement of Operations" and "1994 Pro Forma Statement of Operations," respectively).

     The Pro Forma Balance Sheet reflects the combination of the balance sheets of the Company and Rogers Galvanizing Company ("Rogers") as of June 30, 1995,
(i) as adjusted for the issuance 5,619,615 shares of the Company's common stock in the Rights Offering (the "100% Case") and (ii) as adjusted for the issuance of 2,809,807 shares of the Company's common stock in the Rights Offering and the issuance of the $4,000,000 Senior Secured Subordinated Notes (the "50% Case"). The Pro Forma Balance Sheet is presented as if the Rogers acquisition and the stock sale had been consummated on June 30, 1995.

     The 1995 Pro Forma Statement of Operations reflects the combination of the income statements for the Company and Rogers for the six months ended June 30, 1995, as if such transactions were consummated on January 1, 1995. The 1994 Pro Forma Statement of Operations reflects the combination of the income statements of the Company for the year ended December 31, 1994, and of Rogers for its fiscal year ended September 30, 1994, as if the transaction was consummated on January 1, 1994.

     The acquisition of Rogers will be accounted for using the purchase method. The Company has not completed its assessment of the fair values of Rogers' assets and liabilities which are reflected in the accompanying Pro Forma Balance Sheet at historical cost. The Company expects to finalize its fair value assessment in 1995 and does not expect that fair values will differ materially from historical amounts. Accordingly, the final consolidated amounts may differ from those set forth herein.

     The Pro Forma Consolidated Financial Data should be read in conjunction with the separate historical financial statements of the Company and Rogers, the related notes and the Management's Discussion and Analysis of Financial
Condition and Results of Operations of the Company incorporated by reference in this Prospectus.  The Pro Forma Consolidated Financial Data are based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances.  The Pro Forma Consolidated
Financial Data do not purport to represent what the Company's financial position or results of operations would actually have been if the aforementioned transactions in fact had occurred on such date or at the beginning of the periods indicated or to project the Company's financial position or results of operations at any future date or for any future period.

                                                  KINARK CORPORATION
                                    PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                     June 30, 1995
                                                     Kinark                       100% Case             50% Case
                         Kinark      Kinpak          Adjusted   Rogers      Pro Forma   Pro Forma Pro Forma   Pro Forma
                         Historical  Elimination(b)  Historical Historical  Adjustments Combined  Adjustments Combined

                                                                (In thousands)
ASSETS
Current Assets:
Cash                     $37         $38             $75        $461        $10,854(c)  $536      $9,175(j)   $560
                                                                            (9,151)(f)            (9,151)(m)
                                                                            (1,703)(g)
Receivables, net         5,016       (1,462)         3,554      2,554       --          6,108     --          6,108
Net asset of
 discontined opertions   --          2,384           2,384      --          --          2,384     --          2,384
Inventories              3,030       (579)           2,451      861         --          3,312     --          3,312
Prepaid assets           478         (64)            414        72          --          486       --          486
Total current assets     8,561       317             8,878      3,948       --          12,826    24          12,850

Fixed assets, net        10,765      (1,612)         9,153      3,432       --          12,585    --          12,585

Other assets:
  Deferred income taxes  1,803                       1,803      207         --          2,010     --          2,010
  Other assets           769         (557)           212        --          --          212       120(j)      332
  Excess of cost over
   fair value of net
   assets acquired       --          --              --         --          4,865(f)    4,865     4,865(m)    4,865
     Total other assets  2,572       (557)           2,015      207         4,847       7,087     4,967       7,207

Total Assets             21,898      (1,852)         20,046     7,587       4,847       32,498    4,991       32,642

LIABILITIES AND
SHAREHOLDERS EQUITY

Current liabilities:
  Long-term debt-current 801         (210)           591        829                     1,420                 1,420
  Accrued retirement
   liabilities           --          --              --         19                      19                    19
Accounts payable         1,536       (474)           1,062      780                     1,842                 1,842
Insurance reserves       --          --              --         452                     452                   452
Accrued expenses-other   2,667       (199)           2,468      325                     2,793                 2,793
Accrued income taxes     140         --              140        135                     275                   275
  Total current
   liabilities           5,144       (883)           4,261      2,540                   6,801                 6,801

Deferred income taxes                                           127                     127                   127
Long-term debt           7,454       (969)           6,485      243         (1,703)(g)  5,025                 6,728
Accrued retirement       --          --              --         84          --          84                    84
Lease obligations        --          --              --         307         --          307                   307
Subordinated notes       --          --              --         --          --          --        4,000(j)    4,000
  Total long-term
   liabilities           7,454       (969)           6,485      761         (1,703)     5,543     4,000       11,246

Total liabilities        12,598      (1,852)         10,746     3,301       (1,703)     12,344    4,000       18,047

Shareholder's Equity:
  Common Stock           520         --              520        117         417(c)      937       136(j)      656
                                                                            (117)(d)              (117)(n)
  Additional paid-in
   capital               10,531      --              10,531     104         4,460(c)    14,991    (818)(j)    9,713
                                                                            (104)(d)              (104)(j)
Treasury stock           (5,977)     --              (5,977)    --          5,977(c)    --        5,977(j)    --
Retained earnings        4,226                       4,226      4,065       (4,065)(d)  4,226     (4,065)(n)  4,226
  Total shareholders'
   equity                9,300                       9,300      4,286       6,550       20,154    991         14,595

Total liabilities and
 shareholders equity     21,898      (1,852)         20,046     7,587       4,847       32,498    4,991       32,642

                                                 KINARK CORPORATION
                    PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                     For the Six Months Ended June 30, 1995 (Unaudited)
                                                     Kinark                       100% Case             50% Case
                         Kinark      Kinpak          Adjusted   Rogers      Pro Forma   Pro Forma Pro Forma   Pro Forma
                         Historical  Elimination(b)  Historical Historical  Adjustments Combined  Adjustments Combined
                                                     (In thousands, except per share data)
SALES                    $17,029     $4,259          $12,770    $9,190                  $21,960               $21,960

COSTS AND EXPENSES:
  Costs of sales         12,716      2,319           10,397     6,774                   17,171                17,171
  Selling, general and
   administrative        4,183       2,111           2,072      1,173       (180)       3,065     (180)       3,065
  Depreciation and
   amortization          946         150             796        425         97(e)       1,318     97(l)       1,318
Operating earnings
 (loss)                  (816)       (321)           (495)      818         83          406       83          406

OTHER (INCOME) EXPENSE:
  Interest expense (net) 355         45              310        80          (85)(g)     305       278(k)      668
  Other (income) expense --          --              --         (60)        --          (60)      --          (60)
    Other expenses, net  355         45              310        20          (85)        245       278         608

Earnings (loss) from
 continuing operations
 before income taxes     (1,171)     366             (805)      798         168         161       (195)       (202)

Income taxes             (427)       (134)           (293)      240         (97)(h)     (150)     (36)(p)     (89)

Earnings (loss) from
 continuing operations   (744)       (232)           (512)      558         265         311       (159)       (113)

Earnings (loss) per
 share                   (0.20)                      (0.14)                             0.03                  (0.02)

Weighted average shares
 outstanding             3,747                       3,747                  5,620       9,366(i)  2,810       6,567(o)

         See notes to Pro Forma Condensed Consolidated Financial Statements

                                                  KINARK CORPORATION
                     PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                         For the Year Ended December 31, 1994
                                                     Kinark                       100% Case             50% Case
                         Kinark      Kinpak          Adjusted   Rogers      Pro Forma   Pro Forma Pro Forma   Pro Forma
                         Historical  Elimination(b)  Historical Historical  Adjustments Combined  Adjustments Combined
                                                     (In thousands, except per share data)
SALES                    $34,782     $8,559          $26,223    $12,624                 $38,847               $38,847

COSTS AND EXPENSES:
  Costs of sales         23,646      4,646           19,000     9,448                   28,448                28,448
  Selling, general and
   administrative        8,080       4,462           3,618      2,127       (404)       5,341     (404)       5,341
  Depreciation and
   amortization          1,771       302             1,469      671         195(e)      2,335     195(l)      2,335
Operating earnings
 (loss)                  1,285       (851)           2,136      378         209         2,723     209         2,723

OTHER (INCOME) EXPENSE:
  Interest expense (net) 599         96              503        19          (153)(g)    369       555(k)      1,007
  Other (income) expense 95          --              95         (70)        --          25        --          25
    Other expenses, net  694         96              598        (51)        (153)       394       555         1,102

Earnings (loss) from
 continuing operations
 before income taxes     591         (947)           1,538      429         362         2,329     (346)       1,621

Income taxes             181         (346)           527        104         203(h)      834       (55)(j)     576

Earnings (loss) from
 continuing operations   410         (601)           1,011      325         159         1,495     (291)       1,045

Earnings (loss) per
 share                   0.11                        0.27                               0.16                  0.16

Weighted average shares
 outstanding             3,752                       3,752                  5,620       9,372(i)  2,810       6,562(o)

           See notes to Pro Forma Condensed Consolidated Financial Statements

KINARK CORPORATION

NOTES TO PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


(a) The historical information for Rogers Galvanizing Company ("Rogers") in the accompanying proforma condensed consolidated statement of operations for the year ended December 31, 1994 is based on that company's September 30, 1994 fiscal year

(b) During August, 1995, management of Kinark Corporation (the "Company") finalized a formal plan to discontinue the operations of its subsidiary, Kinpak, Inc. The estimated pre-tax loss on disposal of this subsidiary is $1,525 including $185 of estimated operating losses to be incurred during the disposal period. This estimated loss is not reflected in the accompanying proforma financial statements. The Kinpak, Inc. elimination presented in the accompanying proforma financial statements reflects entity's assets, liabilities and operations based on historical cost.

Pro Forma Adjustments - 100% Case:

(c) Reflects the issuance of 5,619,615 shares of the Company's common stock at $2.00 per share through the Rights Offering resulting in net proceeds of $10,854, an increase in common stock of $417 and additional paid in capital of $4,460 (net of cost of treasury stock issued and stock issuance costs of $385).

(d)  To reflect the elimination of Rogers' shareholders' equity.

(e) Adjustments to reflect (i) the amortization of the excess of cost over fair value of net assets acquired in the Roger acquisition using a straight-line method over 25 years and (ii) the elimination of salary and benefits relating to Roger's Chairman of the Board who will retire effective upon the acquisition by the Company.

(f) Adjustment to reflect the purchase of Rogers common stock. For purposes of these proforma statements, the historical amounts of Rogers' assets and liabilities have not been adjusted to fair value. Based upon current estimates, fair values are not expected to differ materially from such historical cost amounts. Adjustments based upon final determination of the fair values of assets acquired and liabilities assumed will be made as of the closing date. The excess of costs over fair value of net assets acquired is as follows:


          Purchase cost:
               Purchase price                $8,321
               Acquisition costs                830
                    Total cash expended       9,151

          Liabilities assumed                 3,301
               Total purchase cost           12,452

          Assets acquired                     7,587

          Excess of cost over fair value
           of net assets acquired            $4,865


(g) Adjustment reflects reduction of revolving line of credit using excess proceeds of Rights Offering and the resultant decrease in interest expense. Interest on the revolving line of credit is assumed to have an effective rate of 9% for the year ended December 31, 1994 and 10% for the six months ended June 30, 1995.

(h) To reflect the tax effects of pro-forma adjustments using a 36% effective tax rate.

(i) Reflects the historical weighted average shares outstanding adjusted for issuance of 5,619,615 shares under the Rights Offering.

Pro Forma Adjustments - 50% Case:

(j) Reflects the issuance of 2,809,807 shares of the Company's common stock at $2.00 per share through the Rights Offering resulting in net proceeds of $5,295, an increase in common stock of $136 and a decrease to additional paid in capital of $818 (net of cost of treasury stock issued and stock issuance costs of $325); and the issuance $4,000 Senior Secured Subordinated Notes. Debt issuance costs of $120 are recorded in Other Assets.

(k) To reflect additional interest expense and amortization of debt issuance costs of $4,000 of Senior Secured Subordinated Notes. The Senior Secured Subordinated Notes bear interest payable semi-annually in arrears at a rate of 13.5% per annum.

(l) Adjustments to reflect (i) the amortization of the excess of cost over fair value of net assets acquired in the Rogers acquisition using a straight-line method over 25 years and (ii) the elimination of salary and benefits relating to Roger's Chairman of the Board who will retire effective upon the acquisition by the Company.

(m) Adjustment to reflect the purchase of Rogers common stock. For purposes of these proforma statements, the historical cost amounts of Rogers' assets and liabilities have not been adjusted to fair value. Based upon current estimates, fair values are not expected to differ materially from such historical amounts. Adjustments based upon final determination of the fair values of assets acquired and liabilities assumed will be made as of the closing date. The excess of costs over fair value of net assets acquired is as follows:


          Purchase cost:
               Purchase price                $8,321
               Acquisition costs                830
                    Total cash expended       9,151

          Liabilities assumed                 3,301
               Total purchase cost           12,452

          Assets acquired                     7,497

          Excess of cost over fair
           value of net
           assets acquired                   $4,865


(n)  To reflect the elimination of Rogers' shareholders' equity.

(o) Reflects the historical weighted average shares outstanding adjusted for issuance of 2,809,807 shares under the Rights Offering. For purposes of computing earnings (loss) per share, the effects of the exercise of Warrants issued in connection with the Senior Secured Subordinated Notes determined under the treasury stock method was antidilutive.

(p) To reflect the tax effects of pro-forma adjustments using a 36% effective tax rate.

                          ROGERS GALVANIZING COMPANY

                    Consolidated Balance Sheet (Unaudited)

                                 June 30, 1995

                                                                      1995
CURRENT ASSETS:
     Cash                                                            $  461,042
     Accounts receivable, less reserve for doubtful accounts of
     $64,433 in 1995 and $51,138 in 1994                              2,553,479
     Inventories                                                        861,225
     Income taxes receivable                                               --
     Deferred income taxes                                              207,000
     Prepaid expenses                                                    72,114

          Total current assets                                        4,154,860

PROPERTY, PLANT AND EQUIPMENT, at cost:
     Land                                                               175,172
     Galvanizing plants and equipment                                 6,682,642
     Other                                                              244,507
                                                                      7,102,321
     Less-accumulated depreciation                                    3,670,180

          Total property, plant and equipment                         3,432,141
                                                                     $7,587,001

                     LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current maturities of long-term debt                              $828,969
     Accounts payable                                                   780,360
     Accrued workers' compensation liability                            361,114
     Accrued employee health liability                                   90,667
     Accrued retirement                                                  18,974
     Accrued payroll and payroll taxes                                  309,757
     Other accrued liabilities                                           15,492
     Income taxes payable                                               134,810

          Total current liabilities                                   2,540,143

DEFERRED INCOME TAXES                                                   127,000

ACCRUED RETIREMENT                                                       83,502

LONG-TERM DEBT                                                          549,779

COMMITMENTS AND CONTINGENCIES                                              --

SHAREHOLDERS' EQUITY:
     Common shares, $100 par value, 1,967 shares authorized,
     1,172 shares outstanding                                           117,200
     Capital surplus                                                    103,451
     Retained earnings                                                4,065,926
          Total shareholders' equity                                  4,286,577
                                                                     $7,587,001

  The accompanying notes are an integral part of these financial statements.
                          ROGERS GALVANIZING COMPANY

      Consolidated Statements of Income and Retained Earnings (Unaudited)

               For the Nine Months Ended June 30, 1995 and 1994

                                                  1995           1994

Sales                                             $13,284,968    $9,224,683
Costs and expenses:
     Costs of sales                                 9,555,746     6,908,029
     Selling, general & administrative              1,889,266     1,419,771
     Depreciation                                     604,597       440,000

Operating earnings                                  1,235,359       456,883

Other (income) expense:
     Interest expense, net                            110,824        15,469
     Other                                            (94,730)      (51,483)
Earnings before income taxes                        1,219,265       492,897
Income tax expense                                    452,053       110,186
Net earnings                                          767,212       382,711
Retained earnings, beginning of period              3,467,482     3,603,133
Dividends paid ($144 per share in 1993 and
     $344 in 1994                                    (168,768)     (403,168)
Retained earnings, end of period                   $4,065,926    $3,582,676





  The accompanying notes are an integral part of these financial statements.

                          ROGERS GALVANIZING COMPANY

               Consolidated Statements of Cash Flows (Unaudited)

               For The Nine Months Ended June 30, 1995 and 1994

                                                            1994      1993
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                             $767,212  $382,711

     Adjustments to reconcile net income to net
          cash provided by operating activities:
          Depreciation                                       660,438   494,850
          Deferred income taxes                               37,000   (34,000)
          Changes in operating assets and
          liabilities:
               (Increase) decrease in accounts receivable   (396,903)  138,159
               (Increase) in inventories                    (221,730)  (25,181)
               (Increase) decrease in income taxes receivable 37,000   (25,811)
               (Increase) in prepaid expenses                (14,003)  (13,234)
               Increase (decrease) in accounts payable       (78,456)   36,599
               Increase in workers' compensation liability    50,434    99,397
               Increase in accrued employee health liability  10,714     2,519
               Increase (decrease) in accrued payroll and
               payroll taxes                                 126,987  (155,423)
               (Decrease) in other accrued liabilities        (1,023)   (4,365)
               Increase (decrease) in income taxes payable   134,810  (129,745)
               (Decrease) in accrued retirement              (18,749)  (17,671)

                    Total adjustments                        326,519   366,094

                      Net cash provided by operating
                      activities                           1,093,731   748,805

CASH FLOWS USED IN INVESTING ACTIVITIES:
     Additions to property, plant and equipment             (711,511) (536,609)

          Net cash used in investing activities             (711,511) (536,609)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends paid                                         (168,768) (403,168)
     Proceeds from debt                                      690,421   950,000
     Payments on debt                                       (843,937) (539,513)

          Net cash provided by (used in) financing
          activities                                        (322,284)    7,319

NET INCREASE IN CASH                                          59,936   219,515

CASH, beginning of period                                    401,106   528,665

CASH, end of period                                         $461,042  $748,180

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Interest paid                                          $124,342  $ 25,346
     Income taxes paid                                      $225,000  $295,000



  The accompanying notes are an integral part of these financial statements.
                          ROGERS GALVANIZING COMPANY

            Notes to Consolidated Financial Statements (Unaudited)

               For the Nine Months Ended June 30, 1995 and 1994

1.   BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared by Rogers Galvanizing Company (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission for interim reporting and include all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation. These financial statements have not been audited by an independent accountant. The consolidated financial statements include the accounts of the Company and its subsidiaries, Reinforcing Services, Inc. and Spin-Galv, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures are adequate to make the information presented not misleading. However, these financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this Registration Statement for the years ended September 30, 1994, 1993 and 1992. The financial data for the interim periods presented may not necessarily reflect the results to be anticipated for the complete year.

2.   INVENTORIES

Inventories are composed, primarily, of raw zinc "pigs", molten zinc in galvanizing kettles and other chemicals and materials used in the galvanizing process. Molten zinc is stated at the lower of cost or market, with cost determined by the last-in, first-out (LIFO) method. All other inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.

3.   PLANNED ACQUISITION

The Company has recently entered into an agreement to purchase the assets of a small galvanizing company for cash and debt of approximately $750,000 to $925,000 depending on the amount of inventory on hand at the date of closing. The Company expects this acquisition to be consummated before September 30, 1995.

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
  Rogers Galvanizing Company:

We have audited the accompanying consolidated balance sheets of Rogers Galvanizing Company and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of income and retained earnings and cash flows for each of the two years ended September 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rogers Galvanizing Company and subsidiaries as of September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the two years ended September 30, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 10 to the financial statements, management has determined that the appropriate accounting treatment for a certain building lease entered into in 1994 is an operating lease instead of a capital lease as it was originally presented in the financial statements as of September 30, 1994 and for the year then ended. Accordingly, the 1994 financial statements have been restated to more appropriately reflect that particular lease.



/s/ Hogan & Slovacek

November 17, 1994,
  except as to Note 10
  which is August 16, 1995
 Tulsa, Oklahoma

                         REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
 of Rogers Galvanizing Company:

We have audited the accompanying statements of income and cash flows of Rogers Galvanizing Company (a Delaware corporation) for the year ended September 30, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of income and cash flows are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the statements of income and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements of income and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of Rogers Galvanizing Company for the year ended September 30, 1992, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen, LLP


Tulsa, Oklahoma
 October 26, 1992

                              ROGERS GALVANIZING COMPANY

                              Consolidated Balance Sheets

                              September 30, 1994 and 1993

                                                       1994           1993
CURRENT ASSETS:
     Cash                                              $401,106       $528,665
     Accounts receivable, less reserve for
     doubtful accounts of $45,138 in 1994
     and $44,925 in 1993                               2,156,576      1,732,403
     Inventories                                       639,495        453,870
     Income taxes receivable                           37,000         20,000
     Deferred income taxes                             178,500        162,000
     Prepaid expenses                                  58,111         37,746

          Total current assets                         3,470,788      2,934,684

PROPERTY, PLANT AND EQUIPMENT, at cost:
     Land                                              175,172        175,172
     Galvanizing plants and equipment                  5,997,857      4,622,936
     Other                                             216,631        152,209
                                                       6,389,660      4,950,317
     Less-accumulated depreciation                     3,008,592      2,336,912

          Total property, plant and equipment          3,381,068      2,613,405
                                                        $6,851,856   $5,548,089

                         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current maturities of long-term debt              $877,464       $26,109
     Accounts payable                                  858,816        537,445
     Accrued workers' compensation liability           310,680        252,853
     Accrued employee health liability                 79,953         97,278
     Accrued retirement                                25,252         23,317
     Accrued payroll and payroll taxes                 182,770        325,645
     Other accrued liabilities                         16,515         27,351
     Income taxes payable                              --             129,745

          Total current liabilities                    2,351,450      1,419,743

DEFERRED INCOME TAXES                                  61,500         74,000

ACCRUED RETIREMENT                                     95,973         121,225

LONG-TERM DEBT                                         654,800        109,337

COMMITMENTS AND CONTINGENCIES                          --             --

SHAREHOLDERS' EQUITY:
     Common shares, $100 par value, 1,967 shares
authorized, 1,172 shares outstanding                   117,200        117,200
     Capital surplus                                   103,451        103,451
     Retained earnings, per accompanying statements    3,467,482      3,603,133
          Total shareholders' equity                   3,688,133      3,823,784
                                                        $6,851,856   $5,548,089

     The accompanying notes are an integral part of these financial statements.

                              ROGERS GALVANIZING COMPANY

                    Consolidated Statements of Income and Retained Earnings

                    For the Years Ended September 30, 1994, 1993 and 1992

                                   1994           1993           1992
Sales                              $12,624,796    $11,544,123    $10,907,159
Costs and expenses:
     Costs of sales                9,447,974      7,806,927      8,190,603
     Selling, general &
          administrative           2,127,505      1,713,037      1,431,979
     Depreciation                  671,681        550,108        473,754
Operating earnings                 377,636        1,474,051      810,823
Other (income) expense:
     Interest expense, net         19,290         22,466         36,396
     Other                         (69,427)       (66,389)       (44,241)
Earnings before income taxes       427,773        1,517,974      818,668
Income tax expense                 104,000        511,000        312,000
Net earnings                       323,773        1,006,974      506,668
Retained earnings, beginning of
     year                          3,603,133      2,821,183      2,539,539
Dividends paid ($392 per share in
1994 and $192 in 1993 and 1992)    (459,424)      (225,024)      (225,024)
Retained earnings, end of year     $3,467,482     $3,603,133     $2,821,183







     The accompanying notes are an integral part of these financial statements.

                                   ROGERS GALVANIZING COMPANY

                              Consolidated Statements of Cash Flows

                         For The Years Ended September 30, 1994, 1993 and 1992

                                         1994          1993            1992
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                         $323,773       $1,006,974     $506,668

     Adjustments to reconcile net
     income to net cash provided
     by operating activities:
          Depreciation                  671,681        550,108        473,754
          Deferred income taxes         (29,000)       (61,000)       98,000
          Changes in operating
           assets  and liabilities:
          (Increase) decrease in
            accounts receivable         (424,173)      (470,087)      123,945
          (Increase) in
            inventories                 (71,951)       (62,672)       (70,918)
          (Increase) decrease
            in income taxes
            receivable                  (17,000)       27,598         (47,598)
          (Increase) decrease
            in prepaid expenses         (20,365)       (19,638)       6,597
          Increase (decrease)
            in accounts payable         321,371        95,965         (88,612)
          Increase in workers'
            compensation liability      57,827         118,702        25,574
          Increase (decrease)
            in accrued employee
            health liability            (17,325)       97,278         --
          Increase (decrease) in
            accrued payroll and
            payroll taxes               (142,875)      130,255        80,218
          Increase (decrease) in
            other accrued
            liabilities                 (10,836)       8,265          9,337
          Increase (decrease)
            in income taxes
            payable                     (129,745)      129,745        (123,928)
          (Decrease) in accrued
            retirement                  (23,317)       (88,170)       (75,751)

          Total adjustments             164,292        456,349        410,618

          Net cash provided by
            operating activities        488,065        1,463,323      917,286

CASH FLOWS USED IN INVESTING ACTIVITIES:
     Additions to property,
       plant and equipment              (972,825)      (922,582)      (595,797)

          Net cash used in
            investing activities        (972,825)      (922,582)      (595,797)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends paid                     (459,424)      (225,024)      (225,024)
     Proceeds from debt                 900,000        --             550,000
     Payments on debt                   (83,375)       (24,554)       (750,610)

       Net cash provided by
         (used in) financing
         activities                     357,201        (249,578)      (425,634)

NET INCREASE (DECREASE) IN CASH         (127,559)      291,163        (104,145)

CASH, beginning of year                 528,665        237,502        341,647

CASH, end of year                       $401,106       $528,665       $237,502

SUPPLEMENTAL DISCLOSURES
  OF CASH FLOW INFORMATION:
     Interest paid                      $34,255        $29,941        $44,531
     Income taxes paid                  $214,742       $414,657       $372,431



     The accompanying notes are an integral part of these financial statements.

                    ROGERS GALVANIZING COMPANY

               Notes to Consolidated Financial Statements

                    September 30, 1994, 1993 and 1992


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Rogers Galvanizing Company (the Parent Company) is engaged in the hot dip galvanizing of steel structures and components to customer specifications. During 1994, two new subsidiaries, Reinforcing Services, Inc. and Spin-Galv, Inc. were formed. They perform services similar to those of the Parent Company, but for more specialized areas.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Rogers Galvanizing Company and its wholly-owned subsidiaries, Reinforcing Services, Inc. and Spin-Galv, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Inventories

Inventories are composed, primarily, of raw zinc "pigs", molten zinc in galvanizing kettles and other chemicals and materials used in the galvanizing process. Molten zinc is stated at the lower of cost or market, with cost determined by the last-in, first-out (LIFO) method. All other inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method.

The molten zinc valued on a LIFO basis in the September 30, 1994 and 1993 financial statements was $503,623 and $372,440, respectively. The corresponding approximate replacement cost for this inventory was $952,300 and $809,500 at September 30, 1994 and 1993, respectively.

Property, Plant and Equipment

Depreciation is provided using accelerated and straight-line methods over the estimated useful lives of the related property, ranging from three to 20 years. During 1994, the Company capitalized $15,619 of interest incurred after entering into a capitalized equipment lease obligation until the equipment was placed in service.

Reclassifications

Certain amounts in the 1992 and 1993 financial statements have been reclassified to conform with the presentation in 1994.

2.   INCOME TAXES

The provision for income taxes consists of the following for the years ended September 30, 1994, 1993 and 1992:


                          1994           1993          1992
Current:
     Federal             $133,000       $572,000       $214,000
     State               --             --              --

                         133,000        572,000        214,000

Deferred:
     Federal             (29,000)       (61,000)       98,000
     State               --             --             --

                         $104,000       $511,000       $312,000

The income tax rate for financial reporting purposes varies from the federal statutory rate as follows:


                                         1994          1993           1992
Percent of pretax income:
  Federal statutory
   income tax rate                      34.0 %         34.0 %         34.0%
  Non-deductible permanent
  differences                           1.7            .4             1.3
  Adjustment of prior year's
  estimated liability                   (9.7)          --             --
     Other items                        (1.7)          (.7)           2.8

Effective income tax
  rate for the year                     24.3 %         33.7 %         38.1%


Significant components of the Company's deferred tax liabilities and assets at September 30, 1994 and 1993 are as follows:


                                                  1994                1993
Deferred tax liabilities:
     Tax over book depreciation                   $98,500             $121,000

Deferred tax assets:
     Accrued retirement                           46,900              56,000
     Self insured insurance
       programs                                   151,100             135,600
     Reserve for doubtful accounts                17,500              17,400
                                                  215,500             209,000

Net deferred tax assets                           $117,000            $88,000


Based on the Company's history of operating earnings and its expectations for future operation, management believes that operating income will be sufficient to allow the full realization of deferred tax assets.

Effective October 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes." There was no significant cumulative effect of the accounting change.

3.   ACCRUED RETIREMENT

At September 30, 1992, the Company was making monthly retirement payments to two retired company executives. During the year ended September 30, 1993, one of the retired executives died. The liability to the remaining executive was adjusted to estimated remaining payments to be made as calculated by an insurance company using standard mortality tables and recorded at net present value using an 8 percent interest rate.

4.   LINE OF CREDIT AND LONG-TERM DEBT

The Company's line of credit and long-term debt consisted of the following at September 30:


                                                       1994           1993
Combined revolving bank line of credit, up
to $2,500,000 through April 14, 1995,
interest payable monthly at floating prime
plus .5%, (8.25% at September 30, 1994)
secured by certain of the Company's
machinery and equipment, and its inventories
and accounts receivable, restricts payment
of cash dividends to not more than net
income, line is limited to $2,200,000 by
a $300,000 workers' compensation self-
insurance letter of credit required by
Oklahoma's Workers' Compensation Court
as discussed in Note 5.                                $650,000       $--
Note payable to bank in monthly
installments of $3,097 including interest
at 7.2%, final payment due October, 1996,
secured by specific equipment                          69,029         --
Note payable to bank in monthly
installments of $4,684 including interest
 at floating prime plus .5% (8.25% at
September 30, 1994), final payment due
June, 1997, secured by equipment,
receivables, and inventory                             142,828        --
Note payable to an unrelated Company,
payable in monthly installments of $3,331
including interest at 3.5%, final payment
due July, 1997, unsecured                              107,661        --
Capitalized lease obligation for equipment             453,422        --
Unsecured note payable to a Company,
payable in monthly installments of $3,000,
including interest at 8%, through March,
1998                                                   109,324        135,446
                                                       1,532,264      135,446
     Less current maturities                           877,464        26,109
                                                       $654,800       $109,337

The aggregate maturities of this debt
are as follows:


                    1995                $877,464
                    1996                245,353
                    1997                209,261
                    1998                123,209
                    1999                76,977

                                        $1,532,264

5.   WORKERS' COMPENSATION INSURANCE

The Company utilizes a self-insurance program for workers' compensation. This program is limited to losses of $300,000 per claim, and aggregate losses of $5,000,000 over a two-year period through the use of a stop-loss policy. As required by Oklahoma's Workers' Compensation Court, the Company has a $300,000 letter of credit with a bank to ensure the Company's ability to pay workers' compensation claims. This letter of credit is included in the $2,500,000 revolving bank line of credit described in Note 4. Claims are accrued based on the Company's estimate of the aggregate liability for claims made and for potential claims. The Company provided $813,195, $329,499 and $216,636 for workers' compensation claims for the years ended September 30, 1994, 1993 and 1992, respectively. In addition, the Company incurred $67,546, $68,573 and $66,920 for reinsurance and administrative expenses for the years ended September 30, 1994, 1993 and 1992, respectively.

6.   EMPLOYEE HEALTH INSURANCE

The Company adopted a self-insured program for employee health benefits on June 1, 1993. Under this program, responsibility for employee health care costs are assumed by the Company with incurred costs above a specified amount covered by a stop-loss insurance policy. For the years ended September 30, 1994 and 1993, respectively, the Company provided $475,615 and $155,228 for employee health care costs and paid out $334,699 and $1,404 in employee health care claims and incurred $158,241 and $56,725 in administrative costs and stop-loss insurance premiums.

7.   NON-CASH TRANSACTIONS

During 1992, the company purchased certain real estate for $190,000 by paying $30,000 in cash and signing a $160,000 note payable to the seller. Accordingly, the $30,000 cash payment is included in the statements of cash flows as additions to the property, plant and equipment.

During 1994, the Company entered into a capital lease obligation for equipment totalling $466,519. In addition, the Company purchased inventory of $113,673 by issuing a note payable to an unrelated company.

8.   COMMITMENTS AND CONTINGENCIES

The Company is involved in various claims and legal actions arising from time
to time in the ordinary course of business.   In the opinion of Management, the
ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

During 1994, the Company entered into long-term operating lease agreements for the use of facilities at its two subsidiaries. Future related lease obligations are as follows for the years ended September 30, 1995 - $127,986, 1996 - $127,986, 1997 - $109,986, 1998 - $103,986 and 1999 - $86,665. Rent
expense for these facilities during 1994 was $29,210.

9.   OBLIGATIONS UNDER CAPITAL LEASE

The Company acquired certain equipment under provisions of a long-term lease. For financial reporting purposes, minimum lease rentals for the assets have been capitalized. The following is a schedule of leased equipment under the capital lease:


                    Capitalized cost              $466,519
                    Less accumulated depreciated  9,719
                                                  $455,800

The following is a schedule by years of future minimum lease payments, including renewal options, together with the present value of the net minimum lease payments as of September 30, 1994:


                    Year Ended September 30,
                         1995                $116,514
                         1996                116,514
                         1997                116,514
                         1998                116,514
                         1999                73,990
          Total minimum lease payments       540,046
          Less amount representing interest  86,624

Present value of net minimum lease payments  $453,422

                         Current portion     $83,408
                         Long-term portion   370,014

                                             $453,422

The present value of net minimum lease payments are combined with other long-term debt in the accompanying financial statements and Note 4.

10.  CHANGE IN PREVIOUSLY-ISSUED FINANCIAL STATEMENTS

During the year ended September 30, 1994, the Company entered into lease agreements relating to certain equipment and real estate. Both leases were originally treated as capital leases for financial reporting purposes. Management has subsequently determined the real estate lease did not meet the requirements for capitalization. Accordingly the accompanying financial statements have been restated as of September 30, 1994 and for the year then ended. The effect of this restatement was to increase net income by $11,130; reduce net property, plant and equipment by $722,953 and reduce recorded debt by $734,083.

KINARK
CORPORATION

7060 SOUTH YALE
TULSA, OKLAHOMA  74136

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the "Special Meeting") of Kinark Corporation (the "Company") will be held on ____________, ____________, 1995, at 1:00 p.m., local time at the Company's offices at 7060 South Yale, Tulsa, Oklahoma 74136 for the purpose of considering and voting upon:

          1. Approval of an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of the Company's common stock to 18,000,000.

          2. Approval of the issuance of warrants (the "Warrants") covering up to 2,270,000 shares of common stock of the Company (the "Warrant Shares") to be issued to the Chairman of the Board of the Company, Michael
     T. Crimmins (the "Investor") and his financial advisor, in connection with the Investor's purchase of up to $4.0 million principal amount of senior subordinated notes (the "Notes") to be issued by the Company, and the issuance of the Warrant Shares upon the exercise of the Warrants.

          3. Such other matters as may properly come before the Special Meeting or any adjournment thereof.

     Only stockholders of record at 5:00 p.m. New York City time on ____________, ____________, 1995, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. To ensure a quorum for the meeting, please sign, date and return the proxy promptly to the Company's subscription agent for the accompanying rights offering, Mellon Securities Transfer Services, 85 Challenger Road, Ridgefield park, New Jersey 07660-2108, in the enclosed business reply envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                              By Order of the Board of Directors


                              Paul R. Chastain
                              President and Chief Executive Officer

____________, 1995

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED.
KINARK
CORPORATION

7060 SOUTH YALE
TULSA, OKLAHOMA  74136


PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ________________, 1995

     This Proxy Statement is being furnished to the stockholders of Kinark Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on ____________, ____________, 1995, at the Company's offices located at 7060 South Yale, Tulsa, Oklahoma 74136, at 1:00 p.m., local time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying proxy will be mailed to stockholders on or about _________________, 1995.


VOTING

GENERAL

     The securities that can be voted at the Special Meeting consist of the common stock, $.10 par value per share, of the Company (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record of stockholders entitled to vote at the Special Meeting was taken as of 5:00 p.m. New York City time on ____________, ____________, 1995. On that date the Company had outstanding and entitled to vote 3,746,410 shares of Common Stock. Shares of Common Stock belonging to the Company shall not be voted, directly or indirectly. The approval of the amendment to the Company's Restated Certificate of Incorporation (the "Certificate") requires the affirmative vote of a majority of the shares of Common Stock outstanding, and the approval of the issuance of the Warrants and Warrant Shares requires the affirmative vote of a majority of the shares of Common Stock represented at the Special Meeting.

QUORUM

     The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock of the Company entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Shares which are represented but which abstain or are withheld from voting will be treated as present at the Special Meeting for purposes of determining a quorum.

PROXIES

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Special Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, then the shares represented by a signed proxy will be voted "FOR" adoption of the amendment to the Company's Certificate increasing the number of authorized shares of Common Stock, and "FOR" the issuance of the Warrants and Warrant Shares. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment.

     All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to Mellon Securities Transfer Services, the Company's solicitation agent for the accompanying rights offering (the "Solicitation Agent"), at 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108, or by executing and delivering to the Solicitation Agent a later dated proxy, or by voting in person at the Special Meeting.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of Common Stock held in their names. The Company has appointed Morrow & Co., Inc. (the "Information Agent") as information agent for the solicitation of proxies for the Special Meeting. Solicitation may be undertaken by mail, telephone and personal contact by the Information Agent and, without additional compensation, directors, officers and employees of the Company. The Company will pay the Information Agent a fee of $________ plus expenses for its service as information agent for the solicitation of proxies for the Special Meeting.

        PRINCIPAL STOCKHOLDERS, DIRECTORS, AND CERTAIN OFFICERS

     The following table sets forth certain information concerning the only persons who are known to the Company to be beneficial owners of more than 5% of the Company's Common Stock as of ____________, 1995, and the ownership of the Common Stock as of that date by each director, certain executive officers, and by all directors and officers as a group.


                                   Shares
                                   Beneficially        Percent of
Beneficial Owner                   Owned               Class (1)

Michael T. Crimmins                363,300(2)          9.7%
Paul R. Chastain                   57,572(3)      1.5%
Richard C. Butler                  37,000(4)      1.0%
Ronald J. Evans                    5,000               0.1%
Harry D. Jones                     17,600              0.5%
Mark E. Walker                     410,530(5)          11.0%
Dimensional Fund Advisors, Inc.    195,100(6)          5.2%
Robert G. And Pauline B. Walker
Revocable Trust                    379,724(7)          10.1%
Steel Partners II, L.P.            528,100(8)          14.1%
Quest Advisory Corp.               365,200(9)          9.7%
All Directors and Officers
as a Group (9 persons)             907,660(10)         23.9%

(1) Based on 3,746,410 shares of the Company's Common Stock outstanding as of September 1, 1995, which does not include 54,625 shares subject to currently exercisable options as of September 1, 1995, except with respect to the holders of such currently exercisable options.

(2) Information based on Form 4 of Mr. Crimmins filed with the SEC. The address for Mr. Crimmins is 7060 South Yale Avenue, Tulsa, Oklahoma 74136.

(3) Includes presently exercisable stock options as of September 1, 1995, to acquire 46,500 shares. The stockholder's address is 7060 South Yale Avenue, Tulsa, Oklahoma 74136.

(4) Information based on Form 4 of Mr. Butler filed with the SEC. Includes 3,000 shares held by Maumelle Gardens, Inc., of which company Mr. Butler owns 60%. Mr. Butler disclaims beneficial ownership of these shares.

(5) Information based on Form 5 of Mr. Walker filed with the SEC. Includes 5,000 shares of Common Stock owned by a trust for Mr. Walker's son, of which Mr. Walker is trustee, and 379,724 shares owned by the Robert G. and Pauline B. Walker Revocable Trust (the "Trust"). Mr. Walker provides investment advice to the Trust and receives certain compensation from the Trust. Mr. Walker disclaims beneficial ownership of the Trust's shares and shares of Common Stock owned by other members of the Walker family. The stockholder's address is 2301 N. Central Expressway, Suite 140, Plano, Texas 75075.

(6) Information based on Schedule 13G of Dimensional Fund Advisors, Inc. ("Dimensional") filed with the SEC. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of these shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as an investment manager. Dimensional disclaims beneficial ownership of all such shares. The stockholder's address is 1299 Ocean Avenue, Santa Monica, California 90401.

(7) Information based on Schedule 13D filed with the SEC. The stockholder's address is 2301 N. Central Expressway, Suite 140, Plano, Texas 75075

(8) Information based on Schedule 13D of Steel Partners II, L.P. filed with the SEC. Includes 25,000 shares held by Steel Partners Services, Ltd., an affiliate of the stockholder, for the benefit of a foreign investment company. The stockholder's address is 750 Lexington Avenue, 27th Floor, New York, New York 10029.

(9) Information based on Schedule 13G of Quest Advisory Corp., Quest Advisory Co, a general partnership, and Charles M. Royce filed with the SEC. The stockholder's address is 1414 Avenue of the Americas, New York, New York 10019.

(10) All directors and officers as a group held in the aggregate presently exercisable stock options to acquire 54,625 shares as of September 1, 1995. On the record date, directors and officers as a group owned 853,035 shares, or 22.8% of the 3,746,410 shares outstanding and entitled to vote, not including presently exercisable stock options.


                INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has approved an amendment to the Certificate which would increase the number of authorized shares of Common Stock of the Company from 12,000,000 to 18,000,000. Assuming that the Company issues the maximum number of shares of Common Stock in connection with the rights offering described in the accompanying Prospectus, all of the Warrant Shares and all shares subject to currently outstanding or issuable options under the Company's stock option plan, the Company will have only 28,975 shares of Common Stock authorized but not outstanding. The increase in the number of authorized shares of Common Stock is necessary to permit the Board of Directors of the Company to issue additional shares in the future to, among other things, raise capital and make other acquisitions. The Company does not presently have any plans to issue additional shares except as described herein and in the accompanying Prospectus; however, the Board of Directors believes such an increase is prudent to provide the Board of Directors with the flexibility to issue shares in the future if needed without having to incur the delay attendant with seeking the approval of the stockholders of the Company.

     The Amendment must be approved by the stockholders of the Company by the affirmative vote of a majority of the outstanding shares of the Common Stock. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have the effect of a vote against the Amendment.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE
AMENDMENT.


        APPROVAL OF ISSUANCE OF THE WARRANTS AND WARRANT SHARES

     The Board of Directors is soliciting the approval of the holders of the Common Stock of the Company for the issuance of certain Warrants and Warrant Shares (each as hereafter defined) to Michael T. Crimmins, the Chairman of the Board of the Company (the "Investor"), and his financial advisor. The Company's Common Stock is listed on the American Stock Exchange (the "AMEX"). Pursuant to the rules of the AMEX, the issuance of the Warrants and the Warrant Shares requires the approval of the stockholders of the Company because the Investor is an officer and director of the Company and the Warrant Shares may constitute more than 20% of the shares of Common Stock then outstanding at the time they are issued.

SUBORDINATED FINANCING

     The Company and the Investor have agreed pursuant to the terms of a Securities Purchase Agreement (the "Subordinated Financing Agreement") to the issuance by the Company and the purchase by the Investor of up to $4.0 million principal amount of Senior Subordinated Notes (the "Notes") at par in increments of $500,000. The Notes are issuable by the Company and must be purchased by the Investor from time to time at the election of the Company over a one year period beginning on the date of closing (the "Acquisition Closing Date") by the Company of its acquisition of Rogers Galvanizing Company ("Rogers"). See "The Acquisition" in the accompanying Prospectus. The Notes will mature on the eighth anniversary of the Acquisition Closing Date, bear interest payable semi-annually in arrears at a rate of 13.5% per annum and be repaid in six equal semi-annual principal payments beginning six months after the fifth anniversary of the Acquisition Closing Date. The Notes may be prepaid in whole or in part in increments of at least $100,000, provided that partial prepayments will be applied first to accrued interest and then to the unpaid principal installments in the inverse order of maturity. The Notes must be prepaid in full at par, plus accrued interest, upon a change in control of the Company. For these purposes, a change in the control will be deemed to have occurred if (i) there is a change during any consecutive twenty-four month period in the identity of the persons constituting a majority of the Board of Directors of the Company other than a change approved by Investor or caused by the Investor and its designees on the Board of Directors or (ii) the Investor's designees are no longer serving as directors of the Company for any reason, other than their death, resignation or refusal to stand for reelection or (iii) Michael T. Crimmins shall no longer be serving as Chief Executive Officer for any reason, other than death, permanent disability, refusal to serve or cause as defined in the Subordinated Financing Agreement or the rights or duties of the Chief Executive Officer shall have been reduced without the consent of the Investor.

     The Notes will be subordinated to the Company's existing bank debt (the "Senior Debt"), and will be secured by the capital stock of Rogers. The assets of Rogers, other than its net working capital, will not be available for pledge to secure the Senior Debt. See "Description of Subordinated Financing" in the accompanying Prospectus for a more complete description of the terms of the Subordinated Financing Agreement and the Notes.

WARRANTS

     Pursuant to the terms of the Subordinated Financing Agreement, the Company will issue 100,000 warrants to purchase Common Stock (the "Warrants") to the Investor in exchange for a binding and irrevocable commitment from the Investor to purchase the Notes upon demand by the Company (the "Commitment"), and will pay $100,000 fee on the Acquisition Closing Date. Additional Warrants will be issued upon the purchase by the Investor of the Notes from time to time at a rate of 268,750 Warrants for each $500,000 of Notes purchased. The Company will also issue 20,000 Warrants to Gary R. Griffith, the Investor's financial advisor, upon receipt of the Commitment. Each Warrant will entitle the holder thereof to purchase one share of the Common Stock at any time and from time to time after the date of issuance thereof until the eighth anniversary of the Acquisition Closing Date. The exercise price of each Warrant will be the average of the closing prices for the Common Stock reported by the AMEX during the twenty trading days preceding the issuance of the Warrant. The Warrants will be transferable.

     The number of Warrant Shares and the exercise price are subject to adjustment for stock splits, stock dividends and distributions, subdivisions, combinations and reclassification on, or of, the Common Stock and in the event of the issuance of Common Stock (or rights therefore or securities convertible thereto) at an effective price which is less than the market price per share of the Common Stock. In addition, the number of Warrant Shares is subject to adjustment for mergers, consolidations and sales of assets.

     The purchase price of each Warrant will be 1/100th of $.01 (or an aggregate of $227.00 for all of the Warrants to be issued), which will be paid in cash by the Investor or his financial advisor, as applicable. The Warrants issued on the Acquisition Closing Data shall have an exercise price equal to the average closing price of the Common Stock during the 20 trading days prior to the Acquisition Closing Data. The exercise price of any other Warrants issued will be the average closing price of the Common Stock during the 20 trading days prior to the date of issuance thereof. The Warrants are payable in cash or by the application of accrued interest on, and unpaid principal of, the Notes in an equivalent amount.

     The Company has agreed, upon demand, to provide one registration for the Notes, the Warrants and the Warrant Shares and the other Common Stock of the Investor under the Securities Act of 1993, as amended (the "Securities Act"), and to include all or a portion of the Warrant Shares and the other Common Stock of the Investor in any other registrations by the Company under the Securities Act, subject to certain conditions and exceptions.

     The issuance of the Warrant Shares must be approved by the stockholders of the Company by the affirmative vote of a majority of the shares of the Common Stock represented at the Special Meeting. Consequently, any shares represented at the Special Meeting but not voted (whether by abstention or otherwise) have the effect of a vote against the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ISSUANCE OF THE WARRANTS AND WARRANT SHARES AS DESCRIBED ABOVE.


              STOCKHOLDERS' PROPOSALS FOR 1996 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the Company's 1996 Annual Meeting of Stockholders should be submitted to the Secretary of the Company by certified mail, return receipt requested, and must be received by the Company at its offices in Tulsa, Oklahoma on or before January 18, 1996, to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.


                OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors knows of no matters other than those stated above which are to be brought before the meeting. Pursuant to provisions of the Bylaws, at any special meeting of the stockholders only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors of the Company. However, if any other matter should be presented for consideration and voting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                         By order of the Board of Directors



                         Paul R. Chastain
                         President and Chief Executive Officer


Tulsa, Oklahoma
____________, 1995

KINARK
CORPORATION
7060 SOUTH YALE
TULSA, OKLAHOMA 74136

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF KINARK CORPORATION (THE "COMPANY") FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ____________, 1995 (THE "SPECIAL MEETING").

     The undersigned hereby appoints Paul R. Chastain and T. Bruce Lancaster and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Special Meeting, and at any adjournments thereof, on the following matters in the following manner:

1. Approval of an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of the Company's common stock to 18,000,000.

     [ ]  FOR            [ ]  AGAINST             [ ]  ABSTAIN

2. Approval of the issuance of the Warrants covering up to 2,270,000 Warrant Shares to the Investor and his financial advisor, in connection with the Investor's purchase of up to $4.0 million principal amount the Notes to be issued by the Company, and the issuance of the Warrant Shares upon the exercise of the Warrants.

     [ ]  FOR            [ ]  AGAINST             [ ]  ABSTAIN

3. In accordance with their judgment, upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

     When this Proxy is properly executed and returned, and not revoked, the shares it represents will be voted at the meeting in accordance with the choices specified above. IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND FOR THE ISSUANCE OF THE WARRANTS AND WARRANT SHARES.

     PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS BELOW.


Date:                         , 1995
                                        (Signature of Stockholder)


                                        (Signature of Stockholder)

                                        NOTE:  When signing as attorney,
                                        trustee, administrator, executor or
                                        guardian, please give your full title
                                        as such. If a corporation, please sign
                                        in full corporate name by President or
                                        other authorized officer.  In the case
                                        of joint tenants, each joint owner must
                                        sign.
No dealer, salesman or any other
person has been authorized to give
any information or to make any
representations other than those
contained in this Prospectus, and
any information or representation
not contained herein must not be
relied upon as having been
authorized by the Company.  This
Prospectus does not constitute an
offer to sell or solicitation of an
offer to buy any securities other                      5,619,615 SHARES
than the securities to which it
relates, or an offer to sell or a
solicitation of an offer to buy such
securities in any jurisdiction in
which such offer or solicitation may
not be legally made.  Neither the                      KINARK
delivery of this Prospectus nor any                    CORPORATION
sale made hereunder shall under any
circumstances create any implication
that the information herein is
correct as of any date subsequent to
the date hereof.
                                                       COMMON STOCK

TABLE OF CONTENTS             Page
Prospectus Summary            3
Summary Pro Forma and
 Selected Consolidated
 Financial Information        9
Risk Factors                  12
Business Strategy             14
The Acquisition               15                       PROSPECTUS
Use of Proceeds               16
Capitalization                17
Common Stock Dividends and
 Price Range                  18
The Rights Offering           18
Description of Capital Stock  23
Description of Subordinated
 Financing                    27
Legal Matters                 28
Experts                       28
Financial Statements          F-1
Proxy Statement               P-1


                                                            , 1995

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting commissions) of the sale of the shares of Common Stock are as follows:



Registration Fee                             $3,876
AMEX Application Fee                         17,500
Blue Sky Fees and Expenses                   1,000
Printing and Engraving                       45,000
Subscription Agent's Fees and Expenses       10,000
Information Agent's Fees and Expenses        10,000
Legal Fees and Expenses                      175,000
Accounting Fees and Expenses                 55,000
Financial Advisors Fees and Expenses(1)      115,000
Miscellaneous Disbursements                  2,624
     TOTAL                                   $385,000

     (1)  Including financial advisor fees related to the Subordinated
          Financing.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Certificate of Incorporation (the "Certificate") of the Company contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to the Company or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Corporation Law") relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

          The Certificate and the Bylaws (the "Bylaws") of the Company require the Company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director, officer, employee or agent of the Company or any other corporation for which he served as such at the request of the Company. Such persons are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of the Certificate described in the preceding paragraph. Such persons are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

          In addition to the Certificate and Bylaws of the Company, Section 145(c) of the Delaware Corporation Law requires the Company to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The Delaware Corporation Law also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

          The Company has the power, under the Certificate and Bylaws, to obtain insurance on behalf of any director, officer, employee, or agent of the Company against any liability asserted against or incurred by such person in any such capacity, whether or not the Company has the power to indemnify such person against such liability at that time under the Certificate or Bylaws.

ITEM 16.  EXHIBITS

          The following documents are filed as exhibits to this Registration
Statement:

          3.1  The Company's Restated Certificate of Incorporation.

          3.2 The Company's Bylaws (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q dated June 30,
               1995).

          4.1 Provisions in the Company's Restated Certificate of Incorporation and Bylaws defining the rights of holders of the Company's Common Stock.

          4.2  Form of Letter to Stockholders.

          4.3 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and other Nominees.

          4.4 Form of Instructions as to the Use of Kinark Corporation Subscription Certificates.

          4.5  Form of Subscription Certificate.

          4.6 Form of Letter to Clients from Securities Dealers, Commercial Banks, Trust Companies and other Nominees.

          4.7  Form of DTC Participant Oversubscription Exercise Form.

          4.8  Form of Notice of Guaranty Delivery.

          4.9  Form of Nominee Holder Certification.

          4.10 Form of Special Notice to Holders of Kinark Corporation Common Stock whose Addresses are Outside the United States.

          5.1 Opinion of Nelson Mullins Riley & Scarborough, L.L.P. as to the legality of the securities being registered.

          10.1 Securities Purchase Agreement by and between the Company and the Investor.*

          10.2 Form of Note by and between the Company and the Investor.*

          10.3 Form Warrant by and between the Company and the Investor.*

          10.4 Registration Rights Agreement by and between the Company and the Investor.*

          10.5 Subordination Agreement by and between the Company, the Investor and Bank of Oklahoma.*

          15.1 Letter Regarding Unaudited Interim Financial Information.

          23.1 Consent of Deloitte & Touche LLP, independent auditors of the Company.

          23.2 Consent of Hogan & Slovacek, P.C., independent auditors of Rogers Galvanizing Company.

          23.3 Consent of Arthur Andersen LLP, independent auditors of Rogers Galvanizing Company.

          23.4 Consent of Nelson Mullins Riley & Scarborough, L.L.P. (contained in the opinion included at Exhibit 5.1).

          24.1 Power of Attorney of certain officers and directors of the Company (see page II-5).

*To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     1.   The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant as described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     4.   The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on September 15, 1995.

                              KINARK CORPORATION


                              By: /s/ Paul R. Chastain
                                   Paul R. Chastain
                                   President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Chastain and J. Bruce Lancaster, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature                     Title                              Date

/s/ Paul R. Chastain          President and Chief Executive September 15, 1995
Paul R. Chastain              Officer (principal executive
                              officer) and Director

/s/ J. Bruce Lancaster        Vice President, Finance       September 15, 1995
J. Bruce Lancaster            (principalfinancial officer
                              and principal accounting
                              officer)

/s/ Richard C. Butler         Director                      September 15, 1995
Richard C. Butler


/s/ Michael T. Crimmins       Director                      September 15, 1995
Michael T. Crimmins


/s/ Ronald J. Evans           Director                      September 15, 1995
Ronald J. Evans

/s/ Harry D. Jones            Director                      September 15, 1995
Harry D. Jones

                              Director                      September 15, 1995
Mark E. Walker
EXHIBIT INDEX
                                                                         PAGE

     3.1  The Company's Restated Certificate of Incorporation.

     4.1  Provisions in the Company's Restated Certificate of
          Incorporation and Bylaws defining the rights of holders of the Company's Common Stock.

     4.2  Form of Letter to Stockholders.

     4.3  Form of Letter to Securities Dealers, Commercial Banks,
          Trust Companies and other Nominees.

     4.4 Form of Instructions as to the Use of Kinark Corporation Subscription Certificates.

     4.5  Form of Subscription Certificate.

     4.6  Form of Letter to Clients from Securities Dealers,
          Commercial Banks, Trust Companies and other Nominees.

     4.7  Form of DTC Participant Oversubscription Exercise Form.

     4.8  Form of Notice of Guaranty Delivery.

     4.9  Form of Nominee Holder Certification.

     4.10 Form of Special Notice to Holders of Kinark Corporation
          Common Stock whose Addresses are Outside the United States.

     5.1 Opinion of Nelson Mullins Riley & Scarborough, L.L.P. as to the legality of the securities being registered.

     15.1 Letter Regarding Unaudited Interim Financial Information.

     23.1 Consent of Deloitte & Touche LLP, independent auditors of the Company.

     23.2 Consent of Hogan & Slovacek, P.C., independent auditors of Rogers Galvanizing Company.

     23.3 Consent of Arthur Andersen LLP, independent auditors of
          Rogers Galvanizing Company.